UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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NAVITAS SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check all boxes that apply):
☑ No fee required
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 26, 2024

Fellow Navitas stockholder:

You are cordially invited to attend our 2024 annual stockholders’ meeting on June 7, 2024, at 9:30 a.m., Pacific Time, at our headquarters at 3520 Challenger Street, Torrance, California 90503. The matters to be acted upon at the meeting are described in the attached Notice of Annual Stockholders’ Meeting and Proxy Statement.

All Navitas stockholders of record at the close of business on April 15, 2024, the record date, are entitled to attend and vote at the annual meeting. If you were a beneficial holder as of the record date (i.e., if your shares are held in “street name” through a broker, bank or other intermediary), you are also invited to attend the meeting, but in order to vote at the meeting you must obtain a legal proxy from the holder of record, as described further in the accompanying proxy statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please submit your proxy or voting instructions as soon as possible using one of the voting methods described in the proxy statement, so that your shares will be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the meeting and, for stockholders of record, to vote your shares at the meeting if you wish to do so.

Sincerely yours,
Gene Sheridan
Chair of the Board, President and CEO

(i)

(ii)

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640

Notice of Annual Stockholders’ Meeting
and Proxy Statement

MEETING DATE:	Friday, June 7, 2024

TIME:	9:30 a.m.

PLACE:	Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640

ITEMS OF BUSINESS:	1.
To consider and act upon a proposal to elect to the board of directors two persons nominated by the board of directors to serve as Class III directors (see Proposal 1 at page 14 of the accompanying proxy statement).

	2.	To conduct an advisory vote on our executive compensation (see Proposal 2 at page 27 of the accompanying proxy statement).

	3.	To conduct an advisory vote on the frequency with which we will hold future advisory votes on executive compensation (see Proposal 3 at page 28 of the accompanying proxy statement).

4.
To consider and act upon a proposal to ratify the appointment of Moss Adams LLP as the company’s independent registered public accounting firm for the year ending December 31, 2024 (see Proposal 4 at page 39 of the accompanying proxy statement).

	5.	To attend to other business that may properly come before the meeting.

RECORD DATE:	April 15, 2024

HOW TO VOTE:	See page 2 of the accompanying proxy statement for information on how to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be Held on June 7, 2024:	This notice and the accompanying proxy statement and our 2023 Annual Report are available at https://www.cstproxy.com/nvts/2024

IMPORTANT:
So that as large a proportion as possible of stockholders’ interests are represented at the meeting, please vote as soon as possible to ensure your shares are represented and save soliciting expense to the company.

By order of the board of directors, Gene Sheridan, Chair Paul D. Delva, Secretary		April 26, 2024

Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640

PROXY STATEMENT 2024 Annual Stockholders’ Meeting June 7, 2024, 9:30 a.m. Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640

GENERAL INFORMATION

Why We Are Sending You This Proxy Statement

The board of directors is soliciting proxies to vote your shares at the upcoming annual stockholders’ meeting. Whenever a public company’s management solicits proxies for a meeting of stockholders, the company must send stockholders a proxy statement, annual report and other materials, or make those materials available to stockholders online. The contents, timing and method of delivering the meeting notice and other proxy materials are prescribed by Delaware and federal law, Securities and Exchange Commission (“SEC”) regulations and Nasdaq Stock Market listing standards and rules.

How You Receive Proxy Materials

Most stockholders will not receive printed copies of our proxy materials. Instead, on or about April 26, 2024, we will begin mailing a Notice of Internet Availability of Proxy Materials, with instructions for accessing this proxy statement, the form of proxy card and our annual report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”). Stockholders can access these proxy materials online at https://www.cstproxy.com/nvts/2024. This distribution process conserves resources and reduces costs to the company, while meeting our obligations to provide information relevant to our stockholders’ continued investment in Navitas. If you received the internet notice and would like to receive a printed copy of the proxy materials, please follow the instructions in the notice to request those materials.

However you choose to receive the proxy materials, we urge you to please review them and vote your shares as soon as possible to ensure your shares are represented at the meeting and to save additional soliciting expense to the company.

Proposals To Be Presented at the Meeting

The proxy process gives you the opportunity to direct how your shares will be voted on the following proposals to be presented at the annual meeting:

Proposal 1:	To elect two nominees as Class III directors to serve until the 2027 annual stockholders’ meeting.

Proposal 2:	To vote on an advisory resolution to approve our executive compensation (commonly known as “Say-On-Pay”).

Proposal 3:	To vote on an advisory resolution to approve the frequency with which we will hold future advisory votes on our executive compensation (commonly known as “Say-When-On-Pay”).

Proposal 4:	To ratify the appointment of Moss Adams LLP as the company’s independent registered public accounting firm for the year ending December 31, 2024.

The proposals are described in greater detail below. If you vote online or by phone, or sign and return a proxy or voting instruction card (as applicable), your shares will be voted according to your instructions. If you sign and return a proxy card without specifying choices, your shares will be voted for each of the director nominees in Proposal 1, in favor of Proposals 2 and 4, and for a frequency of “every year” on Proposal 3. The persons named on the proxy card will have discretionary authority to vote proxies on any other matter that properly comes before the meeting or any adjournment or postponement, provided that, in the election of directors, proxies cannot be voted for more than two persons.

How to Vote — Your Form of Share Ownership Affects How You Can Vote

All shares of Navitas common stock have identical voting rights. However, as summarized below, differences in the form of share ownership affect how your shares can be voted at the annual meeting.

The procedures for voting are as follows:

For Stockholders of Record. Stockholders of record are those whose shares are registered directly in their names with our transfer agent, Continental Stock Transfer & Trust Company. Stockholders of record may vote by proxy online, vote by proxy over the phone, vote by proxy by mail using a proxy card, or vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to please vote by proxy in advance of the meeting to ensure your votes are counted. You may still attend the meeting and vote in person, even if you have already voted by proxy. Any votes you cast in person will supersede any previous votes that you may have submitted by proxy. Stockholders of record should follow the applicable instructions below:

•VOTE ONLINE - Visit https://www.cstproxy.com/nvts/2024 and follow the on-screen instructions. Have your proxy card and control number ready. To be counted, your online votes must be received by 11:59 p.m., Eastern Time, on June 6, 2024.
•VOTE BY PHONE - Call toll-free 1 (866) 894-0536 using a touch-tone phone and follow the recorded instructions. Have your proxy card and control number ready. To be counted, your telephone votes must be received by 11:59 p.m., Eastern Time, on June 6, 2024.
•VOTE BY MAIL: To vote using the proxy card, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•VOTE IN PERSON: To vote in person, attend and vote by ballot at the meeting.

For Beneficial Owners. Beneficial owners are those whose shares are held in a brokerage or bank account or held by another nominee. These shares are often referred to as “street name” shares. If you are a beneficial owner, you should have received a notice containing voting instructions from the broker, bank or other organization holding your shares, rather than from us or our transfer agent. To vote your shares, follow the voting instructions in that notice. Beneficial owners have the right to direct their brokers or nominees how to vote their shares, and are also invited to attend the annual meeting. However, since beneficial owners are not stockholders of record, they may not vote their shares in person at the meeting unless, before the meeting, they obtain a “legal proxy” from the broker, bank or other nominee that holds their shares, giving them the right to vote the shares at the meeting. If you are a beneficial owner and wish to vote your shares in person at the meeting, you must contact the broker, bank or other nominee that holds your shares, before the meeting, for information on how to obtain a legal proxy for such purpose.

Your Proxy Can Be Revoked

Stockholders of Record. If you are a stockholder of record, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company at the company’s principal executive offices, or by filing any instrument revoking your prior proxy. If you are a stockholder of record and attend the meeting in person, you may, if you wish, vote by ballot at the meeting, which would revoke any proxies previously given by any method.

Beneficial Owners. If you are a beneficial owner, you must contact the broker, bank or other nominee that holds your shares prior to the meeting if you wish to revoke or change prior voting instructions.

Voting Rights of Stockholders and Other Voting Requirements

Who May Vote. All holders of Navitas Semiconductor common stock at the close of business on April 15, 2024, the record date. On that date there were 183,062,328 shares of common stock outstanding.

Voting Rights. Stockholders are entitled to one vote per share of common stock held for each matter submitted for a vote at the meeting.

Quorum. The holders of a majority of shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. This means that holders of at least 91,531,165 shares must be present in person or represented by proxy at the meeting to constitute a quorum. If you vote online or by phone on any proposal, or sign and return a proxy or voting instruction card, your shares will be counted toward the quorum for the meeting, even if you abstain from voting or fail to specify choices on the proxy card. If you are a beneficial owner and your broker votes your shares on any proposal, your shares will be counted toward the quorum for the meeting, even if your shares constitute broker non-votes (as described below) on one or more other proposals.

Broker Non-Votes. So-called “broker non-votes” occur when brokers holding shares on behalf of their beneficial owner customers do not receive voting instructions from those customers sufficiently in advance of the meeting. When this happens, brokers may or may not have discretion to vote those shares, depending on the nature of the proposal, under applicable stock exchange rules. If, as to a particular proposal, the broker does not receive instructions from the beneficial owner, and the broker is not permitted to vote the shares without instructions, then the shares will not be voted on that proposal and will be referred to as broker non-votes on that proposal. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposal 4 (ratification of independent registered public accounting firm). On Proposal 1 (election of directors), Proposal 2 (Say-On-Pay) and Proposal 3 (Say-When-On-Pay), if you are a beneficial owner and do not give your broker specific voting instructions sufficiently in advance of the meeting, your shares cannot be voted on those proposals, and your shares would then be referred to as broker non-votes on those proposals. If a broker votes your shares on any proposal, your shares will be counted toward the quorum for the meeting, even if your shares constitute broker non-votes on one or more other proposals. The effects of broker non-votes on the outcome of each proposal are discussed in the following paragraphs.
Vote Requirements to Approve Proposals; Effects of Abstentions and Broker Non-Votes. In the election of directors (Proposal 1), directors are elected by a plurality of votes cast. You may vote (or give instructions to vote) your shares “For” either or both nominees, or you may “Withhold” (or give instructions to “Withhold”) your vote from either or both nominees. The nominees for election who receive the most “For” votes will be elected to the available positions on the board, regardless of the number of “Withhold” votes received. Since “Withhold” votes and broker non-votes are not votes “For” a nominee, they will have no effect on the outcome of Proposal 1.

Proposal 2 is a non-binding resolution to approve our executive compensation as disclosed in this proxy statement. Although this advisory vote is not binding upon the company, the compensation committee and the board of directors will review the voting results and take them into consideration when making decisions regarding compensation programs. You may vote “For” or “Against” the proposal, or you may abstain. Under our bylaws, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor, meaning the number of votes “For” the proposal must exceed the number of votes “Against.” Abstentions and broker non-votes will have no effect on the outcome of the proposal because they do not reflect votes cast “For” or “Against” the proposal.

Proposal 3 is a non-binding resolution to determine the frequency with which we will hold advisory votes on executive compensation in the future. You may vote to hold future Say-On-Pay votes every one, two or three years, or you may abstain. The frequency receiving the greatest number of votes will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the proposal because they do not reflect votes cast on the proposal.

In Proposal 4, we are seeking non-binding stockholder ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2024. You may vote “For” or “Against” the proposal, or you may abstain. Under our bylaws, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor, meaning the number of votes “For” the proposal must exceed the number of votes “Against.” Abstentions will have no effect on the outcome of the proposal because they do not reflect votes cast “For” or “Against” the proposal. Since brokers will have discretion to vote their customers’ shares on this proposal, broker non-votes are not expected to occur.

Our transfer agent will tabulate the votes and act as inspector of election for the meeting, and will also determine whether a quorum is present.

Voting on Other Matters
The board of directors is not aware of matters to be brought before the meeting other than as set forth in the meeting notice. If any other matters properly come before the meeting, the persons named in the enclosed proxy card or their substitutes will have discretion to vote in accordance with their best judgment on such matters, provided that in no event may proxies be cast for more than two director nominees.

Proxy Solicitation; Expenses
Navitas will bear all costs of soliciting proxies for the meeting. Our directors, officers and employees may solicit proxies from stockholders personally or by email, telephone, postal mail or otherwise. Directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them and such parties will be reimbursed for their reasonable expenses.

Navitas has retained Morrow Sodali LLC, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. We have agreed to pay Morrow Sodali a fee of $8,500, plus costs and expenses, for these services. Our agreement with Morrow Sodali requires us to indemnify Morrow Sodali against damages, liabilities or third-party claims arising out of the engagement, subject to customary exceptions. If stockholders need assistance with casting or changing their vote, they should contact Morrow Sodali toll-free at (800) 662-5200.

List of Stockholders
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available for 10 days prior to the meeting, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, at our offices at 3520 Challenger Street, Torrance, CA 90503.

Voting Confidentiality
Proxy cards, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to unrelated third parties except as required by law.

Changes to Meeting Date, Time, Location or Meeting Format Due to Covid-19 or Similar Concerns
Although the 2024 annual meeting is currently scheduled as an in-person meeting, it is possible that we will need to change the date, time or location of the meeting, or change the meeting to an online-only format, due to concerns over Covid-19 or similar circumstances. In such event we will announce the change by issuing a press release and filing the announcement with the SEC as definitive additional soliciting material, among other steps intended to inform stockholders, intermediaries and other meeting participants of the change.

So that as large a proportion as possible of stockholders’ interests are represented at the meeting, please vote as soon as possible. Voting early ensures your shares will be represented at the meeting and saves additional soliciting expense to the company.

CORPORATE GOVERNANCE

Board Structure and Directors’ Terms of Office
Navitas’ business and affairs are managed under the direction of our board of directors, which currently consists of seven members, five of whom have been determined by the board of directors to be “independent” from the company and its management under applicable SEC regulations and Nasdaq Stock Market listing standards.

Under our second amended and restated certificate of incorporation (which we refer to simply as our certificate of incorporation), our board of directors is divided into three classes, referred to as Class I, Class II and Class III, with members of each class serving staggered three-year terms. The current composition of the board of directors was stipulated by the Business Combination Agreement and, accordingly, the initial terms of board members began on October 19, 2021 upon the closing of the Business Combination. In accordance with our certificate of incorporation, the initial terms of Class I directors expired at our 2022 annual stockholders’ meeting. At that meeting those directors were reelected to three-year terms expiring on the date of our 2025 annual stockholders’ meeting. Class II directors had initial terms that expired at the 2023 annual stockholders’ meeting, at which meeting those directors were reelected to three-year terms expiring on the date of our 2026 annual stockholders’ meeting. Class III directors have initial terms that will expire at the upcoming 2024 annual stockholders’ meeting. In each case the director’s term continues until the election and qualification of a successor or the director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. The classification of our board may have the effect of delaying or preventing changes in control of our company.
The following table sets forth the names, ages as of March 31, 2024, and certain other information regarding each member of the board, including the nominees for election as Class III directors at the upcoming annual meeting. Biographical information about each director follows the table.

			Current Term Expires	Standing Board Committees and Roles
Name	Age	Positions		Audit Committee	Compensation Committee	Governance and Sustainability Committee

Nominees for Reelection:
Richard J. Hendrix	58	Class III Director	2024
Gary K. Wunderlich, Jr.	54	Class III Director	2024

Continuing Directors:
Gene Sheridan*	58	Class I Director, Chair of the Board, President and Chief Executive Officer	2025
Dan Kinzer*	66	Class I Director, Chief Operating Officer and Chief Technology Officer	2025
Brian Long	67	Lead Independent Director, Class II Director	2026
David Moxam	67	Class II Director	2026
Dipender Saluja	59	Class II Director	2026

*
Under applicable Nasdaq listing standards and SEC rules, only independent directors may serve on the three standing committees of the board of directors. Hence, as executive officers, Mr. Sheridan and Mr. Kinzer do not serve on board committees.
					CHAIR	MEMBER

Biographical Information for Directors
Class III Directors Nominated for Reelection for Terms Expiring at the 2027 Annual Stockholders’ Meeting

Richard J. Hendrix. Mr. Hendrix is a Class III member of our board whose term of office as a director is scheduled to expire at the upcoming 2024 annual stockholders’ meeting. Mr. Hendrix has been a member of our board, chair of the audit committee and a member of the compensation committee since October 2021. He served as chief executive officer and a member of the board of directors of the registrant (then named Live Oak Acquisition Corp. II) from August 2020 to the closing of the Business Combination in October 2021. Mr. Hendrix has been operating executive for Crestview Advisors, a middle market focused private equity firm, since 2017. From January 2020 to December 2020, Mr. Hendrix served as an officer and director of Live Oak Acquisition Corp., a blank check company that consummated a business combination with Meredian Holdings Group, Inc., which was renamed Danimer Scientific, Inc. at the closing of the business combination. Mr. Hendrix continues to serve as a director of Danimer Scientific, Inc. From January 2021 to March 2023, Mr. Hendrix was chief executive officer and a member of the board of directors of Live Oak Mobility Acquisition Corp., a blank check company that redeemed all of its outstanding public shares in March 2023. From February 2021 to November 2023, Mr. Hendrix was chief executive officer and a director of Live Oak Crestview Climate Acquisition Corp., a blank check company which redeemed its shares in 2023. Mr. Hendrix previously was an executive at FBR & Co., a capital markets firm, in a variety of roles from 1999 to 2008 and as chief executive officer from 2009 to FBR’s sale in 2017, including serving as chairman from 2012 to 2017. Prior to FBR, Mr. Hendrix was a Managing Director in PNC Capital Markets’ investment banking group and headed PNC’s asset-backed securities business. Mr. Hendrix received his B.S. in Finance from Miami University.

We believe Mr. Hendrix is qualified to serve on our board due to his extensive finance, investment and advisory background.

Gary K. Wunderlich, Jr. Mr. Wunderlich is a Class III member of our board whose term of office as a director is scheduled to expire at the upcoming 2024 annual stockholders’ meeting. He also serves as a member of the nominating and governance committee. Since December 2023, Mr. Wunderlich has been President and CEO of PNFP Capital Markets, Inc. a wholly owned subsidiary of Pinnacle Financial Partners Inc (NASDAQ: PNFP). Mr. Wunderlich served as an officer of Live Oak Acquisition Corp. II from August 2020 to the consummation of the Business Combination on October 19, 2021. Since February 2022 Mr. Wunderlich has served as a Director of Valuence Merger Corp. I (NASDAQ: VMCA), a blank check company focused on combining with a merger target based in Asia (excluding China, Hong Kong and Macau). From February 2021 to November 2023, Mr. Wunderlich was President, Chief Financial Officer, Secretary and a member of the board of directors of Live Oak Crestview Climate Acquisition Corp., a blank check company which redeemed its shares in 2023. From January 2020 to December 2020, Mr. Wunderlich served as an officer of Live Oak Acquisition Corp., a blank check company that consummated a business combination with Meredian Holdings Group, Inc., which was renamed Danimer Scientific, Inc. at the closing of the business combination. Mr. Wunderlich is co-founder and managing partner of Live Oak Merchant Partners, a merchant bank providing capital and advisory services to middle market companies across a wide range of industries. Prior to co-founding Live Oak in 2019, Mr. Wunderlich was the founder and Chief Executive Officer of Wunderlich Securities, Inc. (“WSI”), a full-service investment banking and brokerage firm, from 1996 until its merger in 2017 with B. Riley Financial, Inc. From 2016 to 2018 Mr. Wunderlich was a member of the Securities Industry and Financial Markets Association’s (“SIFMA”) National Board of Directors. He was also a founding board member of the American Securities Association from its inception in 2016 until 2018. Mr. Wunderlich also served in various capacities with the Financial Industry Regulatory Authority (FINRA) including serving on the National Advisory Board, serving on the District 5 Committee as both a Member and Chairman, and serving as a Member of the National Membership Committee. Mr. Wunderlich received a B.A. in Economics from the University of Virginia and an M.B.A. from the University of Memphis.

We believe Mr. Wunderlich is qualified to serve on our board due to his extensive investment and securities background.
Class I Directors Continuing in Office until the 2025 Annual Stockholders’ Meeting
Gene Sheridan. Mr. Sheridan is our President and Chief Executive Officer, and is the Chair and a Class I member of our board of directors. His current term of office as a director is scheduled to expire at the 2025 annual stockholders’ meeting. Mr. Sheridan co-founded Navitas and has served as President, Chief Executive Officer and member of the Navitas board since 2014. Mr. Sheridan has over 30 years of experience in the power management and semiconductor industry. From 2013 through 2015, Mr. Sheridan served as Chief Executive Officer of Empower Semiconductor, a provider of power management services, and since then has served as its executive chairman. From 2011 through 2013, he served as Senior Vice President and General Manager, Wireless Products Group at SMSC (now part of Microchip

Technology, Inc.), a provider of mixed-signal, analog and Flash-IP solutions. From 2006 to 2011, he served as Chief Executive Officer of BridgeCo (now part of Microchip Technology, Inc.), a networking media semiconductor company. Prior to that, Mr. Sheridan held various roles at International Rectifier, a power management technology company (now part of Infineon Technologies), from 1988 to 2006, including Vice President, Processor Power Group and Vice President, Consumer & Communications Business Unit. Mr. Sheridan received a Bachelor of Science, Electrical Engineering (BSEE) in 1988 from Clarkson University.

We believe Mr. Sheridan is qualified to serve on our board due to his extensive executive management and power management and semiconductor industry leadership experience as well as his deep knowledge of Navitas’ technology and business operations.

Dan Kinzer. Mr. Kinzer is our Chief Operating Officer and our Chief Technology Officer and is a Class I member of our board whose term of office as a director is scheduled to expire at the 2025 annual stockholders’ meeting. He co-founded Navitas and has been a member of the Navitas board since 2014. He has served as Navitas’ Chief Technology Officer and Chief Operating Officer since 2014. Mr. Kinzer has over 30 years of experience as a senior technology executive leading research and development at semiconductor and power electronics companies. His experience includes developing advanced power device and IC platforms, wide bandgap gallium nitride (GaN) and silicon carbide (SiC) device design, integrated circuit (IC) and power device fabrication processes, advanced IC design, semiconductor package development and assembly processes, and design of electronic systems. From 2007 through 2014, Mr. Kinzer was Senior Vice President and Chief Technology Officer at Fairchild Semiconductor (now part of ON Semiconductor). Prior to that, he served in various positions, including Vice President of Research & Development and Director of Power IC Development at International Rectifier from 1988 through 2007. Mr. Kinzer holds a Bachelor of Science in Engineering, Department of Aerospace and Mechanical Sciences Program in Engineering Physics, from Princeton University.

We believe Mr. Kinzer is qualified to serve on our board due to his executive management and semiconductor and power electronics industry leadership experience as well as his deep knowledge of Navitas’ technology and business operations as Chief Technology Officer and Chief Operating Officer.

Class II Directors Continuing in Office until the 2026 Annual Stockholders’ Meeting
Brian Long. Mr. Long is a Class II member of our board whose term of office as a director is scheduled to expire at the 2026 annual stockholders’ meeting. Mr. Long has been a member of our board of directors since 2015 and, since the consummation of the Business Combination he has served as Lead Independent Director. He is a member of the audit committee, compensation committee, and nominating and governance committee. Mr. Long is a founder and has served as Managing Partner of Atlantic Bridge Capital, a venture capital firm, since 2004. Prior to that, he co-founded and from 1993 to 2003 served as Chief Executive Officer of CEVA (Parthus), a semiconductor company which went public. Mr. Long also co-founded and was chairman of GloNav Inc. (now part of NXP), from 2006 to 2008, which developed the first single-chip GPS solutions used on Samsung Galaxy mobile phones. Mr. Long is an investor and currently serves as a board member of various technology companies, including Intel Movidius since 2013, Quixey since 2012 and Hedvig Inc. since 2013. Previous investment and board seats include Maginatics, Inc. (now part of EMC), Ozmo Devices (now part of Atmel), BridgCo (now part of SMSC), Silicon Blue Technologies (now part of Lattice Semiconductor) and Osmetta Inc. (now part of Facebook). Mr. Long holds a Master’s in Electronic Engineering from Trinity College, Dublin.

We believe Mr. Long is qualified to serve on our board based on his experience as a board member of technology companies and his investing experience.

David Moxam. Mr. Moxam is a Class II member of our board whose term of office as a director is scheduled to expire at the 2026 annual stockholders’ meeting. He is also chair of the compensation committee and a member of the audit committee. He has been a member of our board of directors since 2014. Mr. Moxam is a founder and has been the Managing Partner of Malibu IQ, LLC, a venture capital firm, since 2011. Malibu IQ was an original investor in Navitas. Mr. Moxam was a founder of Authentix, Inc., a global provider of authentication and information services to central banks and global pharmaceutical and energy companies, and served as its Chief Executive Officer from 2002 to 2012. Prior to Authentix, he was President of the Global Financial division of EDS Corp., which went public in 1996. He is the Executive Chairman and serves as a board director at Decisio Health, Inc., the first FDA-accepted clinical decision support software platform for clinical care in hospitals that aims to improve clinical outcomes. Mr. Moxam was a founding member of the board of directors at PeopleShores PBC, a technology services provider and impact sourcing partner for socially conscious corporations, since 2017. Mr. Moxam has received various recognitions, including the

Queen’s Award for Enterprise in the U.K., and he was an Ernst & Young Entrepreneur of the Year for Technology in the U.S. Mr. Moxam holds graduate diplomas in Physics and Business Administration from Laurentian University in Canada and has participated in corporate executive programs with INSEAD, an international business school in France.

We believe Mr. Moxam is qualified to serve on our board based on his experience as a member of the Navitas board and his executive and board level experience at disruptive technology companies.

Dipender Saluja. Mr. Saluja is a Class II member of our board whose term of office as a director is scheduled to expire at the 2026 annual stockholders’ meeting. He is also chair of the nominating and governance committee. He has been a member of our board since 2015. Mr. Saluja has served as Managing Director of Capricorn Investment Group, an investment firm, since 2006. Prior to Capricorn Investment Group, he served in various operating roles at Cadence Design Systems, an electronic design company, from 1990 to 2006. Mr. Saluja currently serves on the boards of QuantumScape (NYSE: QS), Joby Aviation, Inc. (NYSE: JOBY) and several private companies. Mr. Saluja also currently serves as a Commissioner of the Global Commission to End Energy Poverty (GCEEP), on the leadership council of Cyclotron Road, on the Investment Advisory Committee of the PRIME Coalition, on the Investment Council of CalStart, and on the Advisory board of the Institute On The Environment.

We believe Mr. Saluja is qualified to serve on our board because of his extensive operational, management, strategy, investment and directorship experience, particularly in the areas of technology, electronics, semiconductors, transportation, renewable energy and cleantech.

Director Independence

The Nasdaq Stock Market rules require that a majority of our board of directors be independent of the company and its management. Those rules also generally require that the three standing committees of the board be comprised solely of independent directors. For these purposes an “independent director” is defined generally as a person other than an executive officer or employee of the listed company or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors reviews the independence of each of its members annually. On the basis of its most recent review, the board has determined that all members of the board of directors, other than Mr. Sheridan and Mr. Kinzer, who are employees of the company, is an independent director under the Nasdaq rules.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our president and chief executive officer, chief financial officer, and other executive and senior officers. The full text of our code of business conduct and ethics is posted on the investor relations page of our website, at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by applicable regulations or other requirements.

Board Leadership Structure and Role in Risk Oversight

Board Leadership. Mr. Sheridan, our President and CEO, has served as chair of the board of directors since the closing of the Business Combination. When Mr. Sheridan was elected chair, the board also elected Mr. Long as lead independent director. The board of directors believes it is in the best interests of the company and its stockholders that the board make its own determinations, from time to time, based on all of the then-current facts and circumstances, regarding whether to separate the roles of board chair and CEO and whether the board chair, if not the CEO, should be an independent director. The board believes the current leadership structure is appropriate given the company’s and the board’s current needs. More specifically, the board of directors believes that the company and the board are best served by a single individual who leads the board, management and our company as a unified whole.

Risk Oversight. Our management is responsible for day-to-day risk management of the company, subject to oversight by the board of directors and its committees with regard to the major risks inherent in our business, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity risks, and the efforts of management to address and mitigate such risks.

The board of directors receives reports concerning our risk assessment and risk management. In addition, the audit committee meets periodically with our independent auditors, with our general counsel and with management, to discuss the company’s major financial and other risk exposures and the steps to monitor and control such exposures. In addition, the board reviews information regarding other risks through reports of its other committees.

Restrictions on Hedging, Short Sales and Speculative Transactions

The board of directors believes that it is undesirable for our directors, officers and employees to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of Navitas and its stockholders, or otherwise give the appearance of impropriety. Therefore, under Navitas’ Insider Trading Policy, directors, officers and employees of Navitas and its affiliates, whether or not in possession of material non-public information, are prohibited from (a) entering into hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments), (b) trading in options, warrants, puts and calls or similar instruments on our securities on margin, and (c) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery).

Insider Trading Policy

We have adopted an insider trading policy designed to promote compliance with insider trading laws, rules and regulations, and listing standards that apply to us. Among other provisions, the policy:

•prohibits trading by any Navitas director, officer or employee or their family members, while in possession of material nonpublic information;
•prohibits trading during scheduled “trading blackout” periods that begin on the 15th day of the last month of each calendar quarter and end one trading day after that quarter’s financial results have been announced by the company (except for trades under duly established 10b5-1 trading plans and certain “sell-to-cover” transactions solely to the extent necessary to satisfy the minimum withholding tax requirements);
•encourages and facilitates directors, officers and employees to utilize trading plans intended to satisfy the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934; and
•require executive officers and other key employees generally having access to nonpublic information to obtain authorization from the compliance officer before executing trades in company securities, at any time.
Our insider trading policy has been filed as Exhibit 19.1 to our 2023 Annual Report.

Policies and Practices Related to Stock Option and Similar Awards in Proximity to Material Disclosures

In September 2022 we adopted a policy and procedures for granting of equity-based awards, which applies to all equity-based awards to officers, employees and consultants under our equity plans, including stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares and performance units. Although our equity incentive plan provides for the issuance of stock options, virtually all of our equity-based awards consist of RSUs, with the notable exception of LTIP option awards granted to three of our executive officers in 2021 and 2022 as discussed below under “Executive and Director Compensation—Long-Term Incentive Performance Awards to Executive Officers.” Under the policy, it is the intent of the company not to manipulate the timing of the public release of material information or of any equity-based award with the intent of benefiting an award recipient. Further, it is the intent of the policy that all equity-based awards be made during “open trading windows”, i.e., at times when trading in Navitas securities is otherwise generally permitted under our Insider Trading Policy. The policy provides that annual equity-based awards are made on a fixed date each year, following the public announcement of the previous year’s financial results. The board of directors or its compensation committee may change the annual grant date for any particular year if the company is in possession of material non-public information or if the board or the compensation committee otherwise determines that making grants on such date would not be in the company’s best interests. We have never timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Our Policy and Procedures for Granting of Equity-Based Awards has been filed as Exhibit 19.2 to our 2023 Annual Report.

During our last completed fiscal year we did not award stock options, stock appreciation rights or similar awards to any of our executive officers.

Communications with the Board of Directors

Stockholders who would like to send communications to our board of directors may do so by contacting our corporate secretary by any of the following methods:

õ	Corporate Secretary Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640, U.S.A.

8	secretary@navitassemi.com

)	‘+1 844-654-2642

Stockholders may direct such communications to the chair of the board, lead independent director, board committee, any individual director or the board as a group. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Communications are distributed to the board, committee, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board requests that certain items which are unrelated to the duties and responsibilities of the board be excluded, and has instructed the secretary not to forward junk mail, job inquiries, business solicitations, or offensive or otherwise inappropriate materials.

Board Meetings and Committees

During our last fiscal year ended December 31, 2023, our board of directors held 11 meetings, the audit committee held eight meetings, the compensation committee held five meetings, and the governance and sustainability committee held two meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served during the periods that the director served on such committees. It is the policy of our board to regularly have separate meeting times for independent directors without management present.

Our board of directors has a standing audit committee, compensation committee, and governance and sustainability committee (formerly named the nominating and governance committee). The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until otherwise determined by the board.

Since, in our board members’ experience, holders of the vast majority of shares in public companies similar in size and nature to Navitas choose to vote their shares through the proxy process and, generally, do not themselves attend annual meetings of stockholders, our board has not adopted a formal policy regarding attendance by members of our board of directors at annual stockholders’ meetings. Two members of our board attended the 2023 annual stockholders’ meeting in person and the other five members participated virtually.

Audit Committee

The members of our audit committee are Richard J. Hendrix (chair), Brian Long and David Moxam. The board has determined that each committee member satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The board has also determined that Mr. Hendrix is an “audit committee financial expert,” as that term is defined in SEC rules, among other reasons because of his extensive finance, investment and advisory background as described above under “Biographical Information for Directors—Richard J. Hendrix.”

Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems and our legal compliance. Our audit committee responsibilities also include, among other things:

•selecting and hiring the independent registered public accounting firm to audit our financial statements;
•overseeing the performance of the independent registered public accounting firm and taking those actions as it deems necessary to satisfy itself that the accountants are independent of management;

•reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•overseeing our policies on risk assessment and risk management;
•reviewing related party transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services and fees to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter approved by our board of directors and that satisfies the applicable rules and regulations of the SEC and Nasdaq listing standards. A current copy of the charter is available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

Compensation Committee

The members of our compensation committee are David Moxam (chair), Brian Long and Richard J. Hendrix. The board has determined that each committee member satisfies the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq.

Our compensation committee oversees our corporate compensation programs. The compensation committee responsibilities also include, among other things:

•reviewing, and recommending to the board for approval, the compensation of our chief executive officer;
•reviewing and approving the compensation of our other executive officers;
•reviewing, and recommending to the board for approval, the compensation of directors;
•overseeing our overall compensation philosophy and compensation policies, plans and benefit programs for employees, including our executive officers;
•reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity plans; and
•overseeing the administration our equity compensation plans.

Our compensation committee operates under a written charter approved by our board of directors which satisfies the applicable SEC rules and regulations and Nasdaq listing standards. A current copy of the charter is available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

The compensation committee generally reviews all elements of executive officer compensation in the first quarter of each year, in connection with the company’s annual performance review process and the board’s review of the company’s performance in the previous year. As part of this review the committee receives reports from, and consults with, an independent compensation consultant regarding current benchmarks and customary compensation levels and practices by similarly situated companies. The committee considers recommendations of the chief executive officer regarding the elements of compensation of executive officers based on such benchmark information. The committee does not delegate to any other persons any of its authority over executive compensation under the committee’s charter.

Governance and Sustainability Committee

The members of our governance and sustainability committee are Dipender Saluja (chair), Brian Long and Gary K. Wunderlich, Jr. The board has determined that each committee member satisfies the requirements for independence under the applicable rules and regulations of the SEC and Nasdaq.

The nominating and governance committee is responsible for, among other things:

•identifying, evaluating and selecting, or making recommendations to the board of directors regarding, nominees for election to the board of directors and its committees;
•reviewing and providing oversight over Navitas’ environmental, social and governance (ESG) framework, including in connection with with climate- and sustainability-related initiatives and other actions associated with the environment (see below under “Oversight of Sustainability Initiatives”);
•evaluating the performance of the board of directors and of individual directors;
•considering, and making recommendations to the board of directors regarding, the composition of the board of directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of the corporate governance practices and reporting; and
•developing, and making recommendations to the board of directors regarding, corporate governance guidelines and matters.

Our nominating and governance committee operates under a written charter approved by our board of directors and that satisfies the applicable SEC rules and regulations and Nasdaq listing standards. A current copy of the charter is available on our website at https://ir.navitassemi.com/corporate-governance/documents-charters. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the committee evaluates all factors that it deems appropriate, including the number of current directors. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the board. In determining whether to recommend a director for re-election, the committee also considers matters relating to the retirement of members, the director’s past attendance at meetings, participation in and contributions to the board and other qualifications and characteristics set forth in the committee’s charter.

Oversight of Sustainability Initiatives

In 2023 the board of directors formalized the company’s governance over environmental, social and governance (ESG) initiatives and programs by vesting the responsibility and authority for ESG oversight in the governance and sustainability committee, consistent with that committee’s overall responsibility to consider evolving corporate governance best practices. In addition to changing the name of the committee (from “nominating and governance committee”), the board amended the committee’s charter to provide specific responsibility for the committee to:

Review and provide oversight over the Company’s environmental, social and governance (ESG) framework, including without limitation in connection with climate- and sustainability-related initiatives and other actions associated with the environment. The Committee will assist the Board in providing guidance to management in respect of strategy, risk management, opportunities and expenditures, among other subjects relating to ESG matters.

Core Elements of Navitas’ Environmental Sustainability Program.

Enable energy and emissions reductions through our leading-edge power semiconductor technologies. Navitas’ sustainability program is directly aligned to our business plan and growth priorities. Our mission to Electrify Our World™ is built on energy efficiency and the transition from fossil fuels to renewable sources of electricity, which are the core of our business. Our gallium nitride (GaN) and silicon carbide (SiC) products are at the heart of the new world economy focused on more sustainable solutions to energy generation, due to their high efficiency and other performance factors that enable up to 3x more power and 3x faster charging in half the size and weight of traditional silicon solutions. As a result, GaN- and SiC-based solutions are displacing legacy silicon chips in power conversion and battery-charging applications. Navitas’ technology roadmap drives ever-improving power conversion efficiency as well as lower-cost manufacturing with a lower CO2 footprint. Similarly, market penetration of GaN- and SiC-based products (from Navitas as well as other suppliers) in power conversion and charging applications will directly contribute to global CO2 emission reductions in energy generation and energy consumption.

Measure, document and communicate the environmental benefits of our products. In 2021 we set out to publish what we believe to be the first annual reporting of Scope 1, 2 and 3 emissions as well as the kilowatt hours and and CO2 emissions saved by our products. We have published the Navitas Semiconductor Sustainability Report annually since 2021. For example we documented that the CO2 footprint to manufacture and ship gallium nitride products is up to 10x lower than silicon and reduces end application footprint by up to 30%. Similarly, our sustainability reports showed how improvements in the performance of electric vehicles (EVs) could accelerate worldwide EV adoption by three years and save up to 20% of road-sector emissions by 2050.

Reduce our own carbon footprint. Navitas is dedicated to enabling the transition to a net-zero future and achieving carbon neutrality in our business. In May 2022, Navitas Semiconductor announced that it was the world’s first semiconductor company to achieve CarbonNeutral®-company certification from the leading experts on carbon-neutrality and climate finance, Climate Impact Partners. Certification has continued, now including the GeneSiC team and portfolio. In addition to being CarbonNeutral-certified, our annual sustainability report includes published targets for scope 1 through 3 carbon footprint intensity reductions. Our calculations and CarbonNeutral certification are provided by recognized third-party experts in carbon footprint reduction.

For additional information about Navitas’ sustainability initiatives, visit https://navitassemi.com/environment-social-governance/. This reference to our website does not include or incorporate by reference the information on that website into this proxy statement.

Board Diversity

In determining whether to recommend a director nominee, the committee members consider and discuss diversity, among other factors, with a view toward the needs of the board as a whole. The committee members generally conceptualize diversity broadly to include, without limitation, concepts such as race, national origin, gender, sexual orientation, differences of viewpoint, professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board. The committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board that best serves the needs of the company and the interests of its stockholders.

In accordance with the requirements of Nasdaq Stock Market, the following table sets forth certain information based on the self-identified factors set forth below as voluntarily disclosed by our directors.

Board Diversity Matrix (as of April 25, 2024)

Total Number of Directors	7

Part I: Gender Identity	Female	Male
Directors	0	7
Part II: Demographic Background
Asian		1
White		6

Stockholder Recommendations for Director Nominees.

The governance and sustainability committee will consider recommendations of qualified nominees by stockholders on a substantially similar basis as it considers other nominees. Stockholders who wish to recommend candidates directly to our governance and sustainability committee should send timely notice to the secretary of the company at our principal executive offices at the address below, together with information about the director candidate and the stockholder making the recommendation that would otherwise be required by the terms of our bylaws if the stockholder was nominating the individual for election to our board. To be timely, a stockholder’s notice must be delivered to the secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual stockholders’ meeting. The committee may also request additional information concerning the director candidate that it deems reasonably required to determine the eligibility and qualification of the director candidate to serve on the board. Recommendations should be sent by mail to the attention of the corporate secretary; see above under “Communications with the Board of Directors.”

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. For more information on the structure and composition of the board, see “Board of Directors and Corporate Governance,” above.

At the 2024 annual stockholders’ meeting, two Class III directors will be elected to our board of directors by the holders of our common stock, each to serve for a three-year term expiring at the 2027 annual stockholders’ meeting, or until the election and qualification of the director’s successor or such director’s earlier death, resignation or removal.

Nominees for Director

Our board of directors has nominated Richard J. Hendrix and Gary K. Wunderlich, Jr., who are current Class III directors, as nominees for reelection to our board of directors at the annual meeting as Class III directors. If elected, Mr. Hendrix and Mr. Wunderlich will each continue to serve as a Class III director until the 2027 annual stockholders’meeting and until his successor is duly elected and qualified or until his earlier death, resignation or removal. For more information concerning the nominees, please see the biographical information in “Biographical Information for Directors,” above.

Mr. Hendrix and Mr. Wunderlich have agreed to serve, if elected, and management has no reason to believe that either will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee who may be proposed by the governance and sustainability committee and designated by the present board of directors to fill the vacancy. Proxies may not be voted for more than two nominees.

Required Vote

The Class III directors elected to the board of directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors. In other words, the nominees receiving the highest number of “For” votes will be elected as Class III directors. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of Mr. Hendrix and Mr. Wunderlich. “Withhold” votes and broker non-votes will have no effect on this proposal (for more information, see “General Information—Vote Requirements to Approve Proposals; Effects of Abstentions and Broker Non-Votes,” above).

The board of the board of directors recommends that stockholders vote “For” the reelection of each of Richard J. Hendrix and Gary K. Wunderlich, Jr. as Class III directors, each to serve until the 2027 annual stockholders’ meeting and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position of each of our executive officers as of March 31, 2024. Our executive officers are appointed by and serve at the discretion of the board of directors, subject to the terms and conditions of their respective employment agreements and applicable company policies.

Executive Officer*	Age	Position
Gene Sheridan	58	President and Chief Executive Officer, Class I Director, Chair of Board
Dan Kinzer	66	Chief Technology Officer and Chief Operating Officer, Class I Director
Janet Chou	51	Executive Vice President, Chief Financial Officer and Treasurer
Ranbir Singh	54	Executive Vice President, GeneSiC Business

*	Ron Shelton, 62, was Senior Vice President, Chief Financial Officer and Treasurer at December 31, 2023 and through March 6, 2024.

Biographical Information for Executive Officers

For biographical information about Mr. Sheridan and Mr. Kinzer, see “Biographical Information for Directors,” above.

Janet Chou. Ms. Chou joined Navitas on January 8, 2024 and became Executive Vice President, Chief Financial Officer and Treasurer on March 6, 2024 upon the filing of the 2023 Annual Report. Ms. Chou was previously Vice President II, CFO of Global Operations for Western Digital Corporation, a provider of data storage devices and solutions, since August 2022. From October 2019 to June 2022, she was Chief Financial Officer of JCET Group Co., Ltd., a global semiconductor company listed on the Shanghai Stock Exchange. Before that Ms. Chou progressed through a series of senior financial management roles at NXP Semiconductors N.V., a global semiconductor manufacturer, including Vice President and CFO for Greater China from 2015 to 2019. Ms. Chou is a certified public accountant and holds a bachelor’s degree in accounting from the University of Texas, San Antonio, and a master’s in business administration from Santa Clara University.

Ranbir Singh. Dr Singh joined Navitas as Executive Vice President, GeneSiC Business, on August 15, 2022, upon the closing of our acquisition of GeneSiC Semiconductor Inc. (“GeneSiC”). Dr. Singh was previously President and CEO of GeneSiC, which he founded in 2004. Prior to that he conducted research on silicon carbide (SiC) power devices, first at Cree Inc. and then at the National Institutes of Standards and Testing (NIST). Dr. Singh has published on a wide range of SiC and power technology subjects, including PiN, JBS and Schottky diodes, MOSFETs, IGBTs, Thyristors and field-controlled thyristors. He received Ph.D. and M.S. degrees in Electrical and Computer Engineering from North Carolina State University and a B. Tech. degree from the Indian Institute of Technology, Delhi.

Ron Shelton. Mr. Shelton was Navitas’ Senior Vice President, Chief Financial Officer and Treasurer from May 17, 2022 to March 6, 2024. He had previously been Chief Financial Officer of Adesto Technologies Corporation, a provider of application-specific semiconductors and embedded systems for Internet-of-Things (“IoT”) devices used in industrial, consumer, communications and medical applications, from 2011 to 2020. Mr. Shelton has significant transactional experience and has been involved in various transactions with an aggregate value of over $2 billion, including mergers and acquisitions, IPOs, debt and equity financings, joint ventures, strategic investments, and technology licensing. Mr. Shelton has a bachelor’s degree in economics from Stanford University.

EXECUTIVE AND DIRECTOR COMPENSATION
2023 Summary and Highlights

Fiscal year 2023 was another successful year for Navitas Semiconductor. Among the year’s financial and business highlights:

•Total revenue grew to $79.5 million, a 109% increase from 2022.
•Gross margins improved compared to 2022, on both a GAAP and non-GAAP basis.
•Following a successful follow-on equity offering in the second quarter, we ended the year with a cash and cash equivalents balance of $152.8 million as of December 31, 2023.
•We continued the successful integration of the GeneSiC Semiconductor business acquired in 2022.
•We introduced new products and technologies across numerous end markets, positioning us for future growth in the electric vehicle, solar and energy storage, home appliance, industrial, data center and other new markets, while continuing our longstanding success in mobile.
To achieve continued success in the years ahead, we believe it is critical that Navitas continue to attract, motivate and retain highly qualified individuals in key positions by providing competitive compensation opportunities. Our guiding compensation principles endeavor to align executive compensation with the company’s strategic objectives and financial performance. We believe that our compensation programs are aligned with our strategic objectives and address evolving concerns in a rapidly changing market. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders. We further believe that our executive compensation objectives have resulted in executive compensation decisions that have appropriately incentivized the achievement of financial goals that are expected to drive long-term shareholder value over time.

Compensation Policies and Practices

We adhere to the following policies and practices to help ensure that our overall executive compensation program reflects sound practices and drives performance on key financial measures.

What We Do		What We Don’t Do
☑	Independent Compensation Committee. Our compensation committee is comprised solely of directors determined to be independent under applicable SEC and Nasdaq rules.	☒	No Hedging. We prohibit employees, including our executive officers, from engaging in transactions or arrangements that are intended to increase in value based on a decrease in value of company stock.
☑	Independent Compensation Advisor. Our compensation committee has engaged an independent compensation consultant to provide the committee with independent guidance and analysis.	☒	No Repricing. Our equity incentive plan prohibits repricing of out-of-the-money options or stock appreciation rights to a lower exercise or strike price without approval of our stockholders.
☑	Annual Review. Our compensation committee annually reviews executive compensation against industry benchmarks and survey data, analyzed by the independent compensation advisor.	☒	No Executive Perqs. We do not generally provide perquisites to executives other than benefits with broad-based employee participation that are standard in our industry.
☑	Pay-for-Performance Approach. A majority of our executive officers’ total compensation is subject to annual as well as long-term performance conditions.	☒	No Defined Benefit Plan or SERP. We do not provide a defined benefit plan or Supplemental Executive Retirement Plan (SERP).
☑
Clawback Policy.Our board of directors has implemented a clawback policy to recoup any elements of incentive compensation in the event of a financial restatement involving performance measures upon which compensation was paid.
		☒	No Change-of-Control Gross-Ups. We do not provide excise tax gross-ups related to a change of control of the Company.

Summary Compensation Table

The following table sets forth information concerning the compensation earned for the years indicated by (i) our chief executive officer and (ii) the two most highly compensated executive officers in 2023, other than the chief executive officer, who were serving as executive officers at the end of 2023 (our “named executive officers” or “NEOs”).

Name and principal position	Fiscal Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (1)(2)	Option Awards ($)(2)	All Other Compensation ($) (3)	Total ($)

Gene Sheridan President and Chief Executive Officer, and Class I Director	2023	$541,669	—	$504,970	—	$13,362	$1,060,001
	2022	$443,750	—	$250,000	—	$12,200	$705,950

Dan Kinzer Chief Operating Officer and Chief Technology Officer, and Class I Director	2023	$443,751	—	$309,868	—	$13,362	$766,981
	2022	$372,917	—	$150,000	—	$12,200	$535,117

Ranbir Singh(4) Executive Vice President, GeneSiC Business	2023	$366,041	—	$192,525	—	$13,362	$571,928
	2022	$131,250	—	$27,956	$8,157,500(5)	$4,667	$8,321,373

(1)    Annual bonus amounts are shown in the “Stock Awards” column and reflect performance-based bonuses earned in respect of the year indicated and paid in March of the following year in the form of vested restricted stock units. Amount shown for Dr. Singh for 2022 reflects prorated amount based on the portion of the year during which he was employed. For additional information, see “Annual Bonus” below.
(2)    For information regarding the assumptions made in the valuation of stock awards and option awards, see Note 8, Share Based Compensation, to our consolidated financial statements included in Item 8 of Part II of our 2023 Annual Report.
(3)    Reflects employer matching contributions under Navitas’ 401(k) plan and, for 2023, the dollar value of life insurance premiums paid by the company.
(4) Dr. Singh joined the company and became an executive officer upon Navitas’ acquisition of GeneSiC Semiconductor Inc. on August 15, 2022.
(5)    Reflects grant date fair value of long-term incentive performance (“LTIP”) option award upon Dr. Singh’s employment in connection with Navitas’ acquisition of GeneSiC Semiconductor Inc. For additional information, see “Outstanding Equity Awards at 2023 Fiscal Year End” and “Long-Term Incentive Performance Awards to Executive Officers” below.

Employment Arrangements with Named Executive Officers

Gene Sheridan and Dan Kinzer. Before the Business Combination, Navitas had entered into at-will employment agreements with each of its executive officers at the time, which set forth the general terms of employment, including salary, equity incentive compensation and other employee benefits provided to senior executives of the company. In connection with the Business Combination, Mr. Sheridan and Mr. Kinzer entered into new employment agreements, dated as of May 6, 2021 and which became effective upon consummation of the Business Combination on October 19, 2021, on substantially the same terms as their previous employment agreements, except that the new employment agreements do not provide for an equity compensation component or terms. The agreements provide for a minimum annual base salary of $375,000 for Mr. Sheridan and $350,000 for Mr. Kinzer (their current annual base salaries, effective February 1, 2024, are $566,500 and $464,000, respectively). Each agreement provides that, in the event the employment of the executive is terminated by Navitas without cause, or by the executive for good reason (as cause and good reason are defined in the agreements), the executive will be entitled to severance equal to 12 months’ base salary and continued health care benefits for 12 months. Mr. Sheridan and Mr. Kinzer are entitled to benefits under the Navitas Semiconductor Executive Severance Plan, as further described below. Any benefits provided under the executive severance plan would be in lieu of, and not in addition to, benefits provided under their employment agreements.

The foregoing description of Mr. Sheridan’s and Mr. Kinzer’s employment agreements is qualified in its entirety by reference to full text of the agreements, which are filed as Exhibits 10.15 and 10.16, respectively, of our 2023 Annual Report.

Ranbir Singh. Upon the closing of our acquisition of GeneSiC Semiconductor Inc. on August 15, 2022, we appointed Ranbir Singh to the position of Executive Vice President, GeneSiC Business, reporting to President and CEO Gene Sheridan. In connection with his employment by Navitas, Dr. Singh and Navitas entered into an employment agreement, dated August 15, 2022. Under the agreement, Dr. Singh’s initial annual base salary is $350,000 (his current annual base salary is $379,000), with an opportunity to earn an annual incentive bonus of 50% (currently 60%) of his base salary if target financial and other performance goals are achieved, and up to a maximum of 70% (currently 90%) of his base salary if the goals are exceeded, in accordance with Navitas’ annual bonus plan. In connection with his recruitment, on August 15, 2022, Dr. Singh received an award under the Equity Plan of long-term incentive performance (“LTIP”) stock options to purchase up to 3,250,000 shares of Navitas common stock. The LTIP award is structured on substantially identical terms to 2021 LTIP option grants to Mr. Sheridan and Mr. Kinzer. For more information, see “Long-Term Incentive Performance Awards to Executive Officers” below.

Under Dr. Singh’s employment agreement, if Dr. Singh’s employment is involuntarily terminated by Navitas without cause or by Dr. Singh for good reason, as those terms are defined in his employment agreement, then Dr. Singh would be eligible for severance benefits equal to 12 months’ base salary and 12 months’ continued health benefits. If such a termination of employment occurs within 12 months of a change in control of Navitas, then Dr. Singh would be eligible for severance benefits equal to 24 months’ base salary and 24 months’ continued health benefits, and full vesting of equity incentive awards outstanding on the date of termination (with performance-based awards vesting based on actual performance). Under Dr. Singh’s employment agreement, if Navitas provides severance benefits which are more favorable to any other C-level executive, such improved benefits will be extended to Dr. Singh. Dr. Singh is also entitled to benefits under the Navitas Semiconductor Executive Severance Plan, as further described below. Any benefits provided under the executive severance plan would be in lieu of, and not in addition to, benefits provided under the employment agreement.

The foregoing description of Dr. Singh’s employment agreement and elements of his compensation, including his LTIP option award, is qualified in its entirety by reference to the terms and conditions of the Equity Plan and Dr. Singh’s employment agreement, which are filed as Exhibits 10.1 and 10.22, respectively, of our 2023 Annual Report.

Annual Incentive Bonus

Executive officers may receive an annual bonus based on Navitas’ achievement of corporate and individual performance goals approved by the board of directors in the first quarter of the applicable year. An executive’s bonus opportunity is stated as a percentage of the executive’s annual base salary, assuming the achievement of a “target” level of performance. Actual bonus amounts may range from 0% to 150% of the target amount, depending on the extent to which the goals are achieved or exceeded. Annual bonuses may be paid in cash or vested restricted stock units following approval by the compensation committee and, in the case of bonuses paid to the CEO, the board of directors.

For 2023, the compensation committee and board of directors established corporate financial performance goals based on revenues, gross margins and cash utilization. The following table sets forth annual bonus levels for our named executive officers for bonuses earned with respect to 2023 and paid in March 2024 in the form of vested restricted stock units.

	Bonus opportunity as % of base salary at target performance	Maximum bonus opportunity as % of base salary	Bonus awarded for 2023
			As % of target opportunity	As % of base salary
Gene Sheridan	100%	150%	92%	92%
Dan Kinzer	75%	112.5%	92%	69%
Ranbir Singh	60%	90%	87%	52%

Executive Severance Plan

On December 27, 2023, upon the recommendation of its compensation committee and considering the advice of the company’s independent compensation consultant, the board of directors approved and adopted the Navitas Semiconductor Executive Severance Plan (the “Severance Plan”) for employees at the level of senior vice president or above, including the company’s named executive officers. The purpose of the plan is to attract and retain qualified executives to assure the present and future continuity, objectivity and dedication of senior management, including in connection with a change in control of the company.

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of their employment by the company without cause or by the executive for good reason, as those terms are defined in the Severance Plan (each, a “Qualifying Termination”). In the event of a Qualifying Termination and subject to the executive’s execution of a general release of liability in favor of the company, the Severance Plan provides the following payments and benefits to covered executives:

continued payment of base salary following termination for one year in the case of the chief executive officer or six months the case of other covered executives (including the other named executive officers);

upon attainment of the performance criteria with respect to the annual incentive bonus for the year in which the termination occurs, a pro-rated bonus based on the portion of the year in which the executive was employed before termination, payable over the same period as continued salary payments or thereafter, as applicable; and

payment of health insurance premiums and continued coverage under the company’s health insurance plans for one year following termination in the case of the chief executive officer or six months in the case of other covered executives (including the other named executive officers).

In the event of a Qualifying Termination during the three-month period before or the 12-month period following a change in control, as defined in the Severance Plan, and subject to the applicable executive’s execution of a general release of liability in favor of the company, the Severance Plan provides the following payments and benefits to covered executives:

a lump-sum payment equal to the executive officer’s base salary for two years in the case of the chief executive officer or 18 months in the case of other covered executives (including the other named executive officers);

a lump-sum payment equal to two times the executive officer’s target annual bonus opportunity in the case of the chief executive officer, or 1.5 times the target annual bonus opportunity in the case of other covered executives (including the other named executive officers);

pro-rated payment of the executive’s annual incentive bonus for the year in which the termination occurs, based on target performance and the portion of the year in which the executive was employed before termination;

acceleration of vesting of time-based equity awards under the company’s equity incentive plan and, upon achievement of applicable performance goals, acceleration of vesting of performance-based equity awards (other than long-term incentive program (“LTIP”) option awards) based on actual performance; and

payment of health care insurance premiums and continued coverage under the company’s health insurance plans for two years following termination in the case of the chief executive officer or one year in the case of other covered executives (including the other named executive officers).

The Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Severance Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then the payments will be reduced to the minimum extent necessary so that no portion of the payments is subject to the Excise Tax, except that, if the net amount of the payments without such reduction (after giving effect to the Excise Tax and income tax consequences) would be greater than 105% of the reduced amount (after giving effect to income tax consequences), then the net amount without such reduction would be paid.

To the extent any covered executive is entitled to more favorable severance benefits under an employment agreement with the Company, similar benefits would not be payable under the Severance Plan, and any benefits payable under the Severance Plan will be in lieu of and not in addition to severance benefits under any such agreement.

The above description is a summary of the terms of the Severance Plan and is subject to, and qualified in its entirety by, the terms of the Severance Plan, a copy of which is filed as Exhibit 10.24 of our 2023 Annual Report.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information on all outstanding option and stock awards held by our named executive officers as of December 31, 2023.

		Option awards			Stock awards
Name	Grant date	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(1)	Option exercise price per share ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($) (3)
Gene Sheridan	12/29/21	3,250,000	$15.51	12/29/31
	8/25/21				912,000	$7,359,840

Dan Kinzer	12/29/21	3,250,000	$15.51	12/29/31
	8/25/21				364,800	$2,943,936

Ranbir Singh	8/15/22	3,250,000	$10.00	8/15/32
(1)    Consists of long-term incentive performance (“LTIP”) option awards under the Equity Plan. The awards are structured as non-qualified stock options subject to vesting based on the achievement of share price targets and financial performance goals over a seven-year performance period from 2022 through 2028, inclusively. For more information, see “Long-Term Incentive Performance Awards to Executive Officers” below.
(2)    Consists of earned and unvested restricted stock units (“RSUs”) granted on August 25, 2021 under the Amended and Restated Navitas Semiconductor Limited 2020 Equity Incentive Plan. A total of 2,736,000 RSUs were granted to Mr. Sheridan and 1,094,400 RSUs were granted to Mr. Kinzer under these awards, in each case after giving effect to the exchange ratio applicable to Legacy Navitas equity interests in the Business Combination. Pursuant to the terms of the awards, RSUs would become “earned” and thus eligible for vesting based on the aggregate market value of Navitas common stock following October 19, 2022, the first anniversary of the closing of the Business Combination. Specifically, if the market value of our outstanding common stock equaled or exceeded one or more of the values in the table below between October 19, 2022 and the 24-month anniversary of the grant date (August 25, 2023), the corresponding number of RSUs would become earned and thus eligible for vesting as described below.

Aggregate market value of our common stock on or after October 19, 2022	Total RSUs earned and eligible for vesting for Mr. Sheridan	Total RSUs earned and eligible for vesting for Mr. Kinzer
$500,000,000	2,407,680	809,856
$550,000,000	2,489,760	886,464
$600,000,000	2,571,840	952,128
$650,000,000	2,653,920	1,028,736
$700,000,000	2,736,000	1,094,400
Based on the aggregate market value of our common stock, by November 11, 2022 all of the RSUs had become earned and eligible for vesting. Pursuant to the terms of the awards, earned RSUs would vest in one-third increments on each of October 19, 2022, August 25, 2023 and August 25, 2024, or, if later, the date such one-third increment would become earned as discussed above. In all cases vesting is subject to the executive remaining a Navitas employee on the vesting date. The vesting of each increment would be accelerated if the closing price per share of our common stock on any 20 trading days (whether or not consecutive) within any 30 consecutive trading day period reached at least $12.00, $17.00 or $20.00, respectively. Based on the foregoing and the aggregate market value of our common stock, one-third of the RSUs vested between October 19, 2022 and November 11, 2022, an additional one-third vested on August 25, 2023, and the final one-third is scheduled to vest on August 25, 2024. Vesting results in the delivery of one share of common stock per vested RSU following the vesting date, before sales of settled shares to cover withholding taxes incurred upon settlement, and subject to the Equity Plan and applicable company policies.
(3)    In accordance with SEC regulations, amounts in this column equal the closing market price per share of our common stock on December 29, 2023 ($8.07), the last trading day of the fiscal year, multiplied by the number of shares underlying the RSU award shown in the adjacent column. Amounts shown in this column do not necessarily represent the fair value for expensing purposes or the fair value of corresponding awards that were expected to vest as of December 31, 2023.

Long-Term Incentive Performance Awards to Executive Officers

Background. Following the completion of the Business Combination and launch of Navitas as a public company in October 2021, the compensation committee, in consultation with the company’s compensation consultant and the board of directors, determined that performance goals for Navitas’ key leaders—including Gene Sheridan, our founding Chief Executive Officer, and Dan Kinzer, our founding Chief Technology Officer and Chief Operating Officer—should focus on financial metrics that directly impact shareholder return over the long term. At the same time, the committee was mindful of the need to design an incentive program for the company’s co-founders that would serve to retain the executives while also rewarding continued business success in the near and medium term. Based on these considerations, the committee determined that a long-term incentive focused on ambitious revenue growth tied to stock price and profitability gains would serve the company’s and stockholders’ interests during the expected key growth years ahead. On this basis, the compensation committee and board approved an award of long-term incentive performance (“LTIP”) awards to Mr. Sheridan and Mr. Kinzer on December 29, 2021.

Approximately eight months later, based on similar motivations and to provide similar incentives, the compensation committee and board approved a grant of LTIP options to Ranbir Singh in connection with Navitas’ August 2022 acquisition of GeneSiC Semiconductor Inc., the company Dr. Singh founded in 2004, and the appointment of Dr. Singh as an executive officer of Navitas. Accordingly, upon the closing of the acquisition, Dr. Singh received a grant of LTIP options structured on substantially identical terms as the grants to Mr. Sheridan and Mr. Kinzer, except for the grant and expiration dates and the exercise price as noted below. For information about Navitas’ other employment arrangements with Dr. Singh in connection with the GeneSiC acquisition, see “Employment Arrangements with Executive Officers—Ranbir Singh,” above.

As these awards are designed to be the exclusive long-term equity incentive component of each executive’s compensation, the executives are not eligible to receive additional annual equity incentive awards until after the conclusion of the seven-year performance period ending December 31, 2028.
Award Design. Each LTIP award is structured as a grant of non-qualified stock options under the Equity Plan to purchase up to 3,250,000 shares of common stock at an exercise price per share equal to the higher of $10.00 or the fair market value of our common stock on the grant date. Accordingly, the exercise price of Mr. Sheridan’s and Mr. Kinzer’s LTIP options is $15.51 per share, and the exercise price of Dr. Singh’s LTIP options is $10.00 per share. Each executive’s award is divided into 10 tranches of 325,000 options, with each tranche having a corresponding share price target, revenue target and, for tranches 4-10 only, a target for adjusted EBITDA. Each target value is greater than the respective value in the preceding tranche. The targets for all executives are the same. The share price and performance targets are designed to provide financial rewards to the executives conditioned upon Navitas’ achievement of financial performance milestones which, if realized, would be expected to result in substantial increases in shareholder value over the long-term performance period of these awards. For example, for the executives to receive all targeted incentives would require achievement of a share price of at least $60 and at least $640 million in revenue, or $162 million in adjusted EBITDA, over a four-quarter measurement period (as described below). Such achievements would be expected to result in intrinsic option value roughly equal to 2.5% (for each executive) of the overall increase in shareholder value, based on the company’s approximate capitalization at the time of the awards. The LTIP award goals are ambitious and were based on assumptions subject to known and unknown risks, uncertainties and other important factors at the time of grant. Those risks and uncertainties may cause our actual results, performance or achievements to be materially different from those reflected in the goals. Because of this, LTIP goals should not be understood as predictions or forecasts of future performance or events.

Under the LTIP award design, the share price and financial performance targets can be achieved during any of the rolling, four-consecutive-quarter periods (each a “measurement period”) occurring over the seven-year performance period from the start of 2022 to the end of 2028, inclusively. Options in a given tranche become eligible to vest in full only if, during a single measurement period, that tranche’s share price target is achieved and either the revenue target or, in the case of tranches 4-10, the adjusted EBITDA target for the same tranche is achieved. If all targets for more than one tranche are achieved in the same measurement period, then all options in all such tranches would become eligible to vest, subject to the service-based and other conditions of the award. For a specified share price target to be achieved, the volume-weighted average price per share of our common stock over any 60 consecutive trading days during the applicable measurement period must equal or exceed the specified price. For the financial performance targets to be achieved, they must be validated by the audit committee and certified by the compensation committee of the board of directors as part of their review of Navitas’ financial performance following the completion of the applicable measurement period. Furthermore, vesting will not occur until financial statements for the applicable measurement period, reflecting all components of the achieved financial targets, have been filed by Navitas with the SEC. Lastly, as part of the awards’ purpose as a retention incentive, in no event will options in tranches 1 through 5 vest until the third anniversary of the applicable grant date (December 29, 2024 for Mr. Sheridan and Mr. Kinzer and August 15, 2025 for Dr. Singh), and in no event will options in tranches 6 through 10 vest until the fourth anniversary of the applicable grant date (December 29, 2025 for Mr. Sheridan and Mr. Kinzer and August 15, 2026 for Dr. Singh).

For purposes of the LTIP awards, adjusted EBITDA is defined as (i) consolidated net income after tax, plus (ii) interest expense, tax expense, non-cash stock-based compensation expense, depreciation expense and amortization expense, in each case consistent with the reporting of such amounts in our financial statements filed with the SEC. Amounts of revenue and adjusted EBITDA attributable to periods following acquisition transactions will be included in the determination of such amounts. In all cases, vesting is conditioned on the executive remaining a Navitas employee on the applicable vesting date.

Effects of Change in Control on LTIP Options. In the event of a change in control of Navitas, and regardless of whether the executive’s service is terminated in connection with the change in control, any LTIP options that have not become earned and eligible for vesting shall automatically become earned and eligible for vesting if and to the extent such options correspond to one or more tranches having a target price equal to or less than the per share consideration received by Navitas stockholders as a result of the change in control. The revenue and adjusted EBITDA targets are not considered in such cases. Any options that become earned and eligible for vesting in this manner would vest as of the closing of the change in control or as of the three- or four-year anniversary of the grant date (as applicable based on the tranches subject to such vesting), if later, provided in either case that the executive has remained an employee on the vesting date. If the executive’s service is terminated without cause within 12 months after the change in control, any such options that did not vest at the closing of the change in control would vest immediately upon such termination.

Pay Versus Performance

The following table shows (i) the total compensation reported for our CEO and the average total compensation reported for our other named executive officers, or “NEOs,” for the past two fiscal years, as reported in the summary compensation table; (ii) the “compensation actually paid” or “CAP” to our CEO and the average CAP to our other NEOs in the corresponding year; (iii) our cumulative total stockholder return or “TSR”; and (iv) our net income for each year, in each case calculated and presented according to SEC rules. Whereas amounts shown in the summary compensation table on page 17 of this proxy statement reflect fair values of equity awards on the applicable grant dates, the SEC rules governing “pay-versus-performance” disclosure aim to show the relationship between CAP and financial performance in a given year, taking into account changes in the value of equity awards from year to year. CAP calculations are described in further detail in note 2 below, which includes reconciliations to amounts shown in the summary compensation table.

Fiscal Year (a)	Summary Compensation Total for CEO (b)(1)	Compensation Actually Paid (CAP) to CEO (c)(2)	Average Summary Compensation Total for non-CEO NEOs (d)(1)	Average Summary Compensation Actually Paid (CAP) to non-CEO NEOs (e)(2)	Value of Initial Fixed $100 Investment Based on Total Stockholder Return (TSR) (f)	Net Income (h)(3)
2023	$1,060,001	$11,764,262	$669,455	$4,744,960	$47.44	$(145,433,000)

2022	$705,950	$(44,011,320)	$5,502,654	$1,897,421	$20.63	$72,887,000

(1)    Amounts shown in column (b) reflect total compensation reported for our CEO, Mr. Sheridan, for each year in the summary compensation table on page 17 of this proxy statement. Amounts shown in column (d) reflect the average amount of total compensation reported for our non-CEO NEOs in the corresponding year, as reflected in the applicable summary compensation table. For 2023, the non-CEO NEOs were Mr. Kinzer and Dr. Singh; refer to the summary compensation table on page 17 of this proxy statement. For 2022, the non-CEO NEOs were Dr. Singh and Mr. Shelton; refer to the summary compensation table on page 14 of the definitive proxy statement on Schedule 14A for our 2023 annual stockholders’ meeting, filed with the SEC on April 28, 2023. Each of Dr. Singh and Mr. Shelton joined the company in 2022, hence the values for that year include the grant date fair values of recruitment equity awards for each executive.
(2)    Amounts shown in columns (c) and (e) represent “compensation actually paid” or “CAP” to our CEO, and the average CAP to our non-CEO NEOs. The calculation of CAP according to SEC rules, and reconciliations to total amounts reported in the applicable summary compensation table, are shown in the table below. CAP does not necessarily represent cash or equity value transferred to an NEO without restriction, but rather is a value calculated according to SEC rules by adding or subtracting the accounting values shown below. We do not have a defined benefit plan, so no adjustment for pension benefits is included. Similarly, no awards granted in any prior year failed to meet vesting conditions during any year shown, and no dividends or other earnings have been paid on stock or on equity awards, so no adjustments are included for those items. Fair values were computed in accordance with Accounting Standards Codification (ASC) 718, Stock Compensation, as of the dates indicated.

	2023		2022
	CEO	Other NEOs (Average)	CEO	Other NEOs (Average)
Total reported in summary compensation table	$1,060,001	$669,455	$705,950	$5,502,654
(Subtract) grant date fair value of equity awards included in summary compensation table total	(504,970)	(251,197)	(250,000)	(5,332,608)
Add year-end fair value of equity awards granted in the reported year that were unvested at year-end	—	—	—	1,727,375
Add (subtract) change in fair value of prior-year awards that did not vest during the reported year, from the end of the prior year to the end of the reported year	6,417,470	3,329,369	(32,656,870)	—
Add (subtract) change in fair value of prior-year awards that vested during the reported year, from the end of the prior year to the vesting date	4,541,760	908,352	(11,810,400)	—
Add fair value of awards that were granted and vested in the reported year, as of the vesting date	250,001	88,981	—	—
Compensation actually paid (CAP)	$11,764,262	$4,744,960	$(44,011,320)	$1,897,421
(3)    Net income in the reported years was significantly affected by non-operating gains and losses. Specifically, net income in 2022 included a gain of $121.7 million from a change in fair value of earnout liabilities and a gain of $51.8 million from a change in fair value of our previously issued warrants. Net income in 2023 included a loss of $33.8 million from a change in fair value of earnout liabilities. For more information, see our consolidated financial statements included in Item 8 of Part II of our 2023 Annual Report.

The charts below show, for the past two years, the relationships between compensation actually paid (CAP) and cumulative total stockholder return, and between CAP and net income. Note that changes in CEO CAP from year to year result from the relationship between the fair values of Mr. Sheridan’s outstanding LTIP option award and stock price movement. For additional information about the LTIP award, see “Outstanding Equity Awards at 2023 Fiscal Year End ” and “Long-Term Incentive Performance Awards to Executive Officers,” above.

Restrictions on Short Sales or Speculative Transactions

Our executive officers are subject to restrictions on short sales and speculative transactions that apply to all directors, officers and employees. For information about such restrictions, see “Board of Directors and Corporate Governance—Restrictions on Short Sales or Speculative Transactions by All Directors and Employees,” above.

Director Compensation in Fiscal Year 2023

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2023. The compensation of directors Gene Sheridan and Dan Kinzer, who are employees of the company, is fully reflected in the summary compensation table on page 17 and related discussion above. Mr. Sheridan and Mr. Kinzer do not receive additional compensation for their service as directors.

Non-employee director	Fees earned or paid in cash ($) (1)	Stock awards ($) (2)	Total ($)
Brian Long	$87,500	$140,000	$227,500
Richard J. Hendrix	$72,500	$140,000	$212,500
David Moxam	$70,000	$140,000	$210,000
Dipender Saluja	$55,000	$140,000	$195,000
Gary K. Wunderlich, Jr.	$50,000	$140,000	$190,000

(1)     Reflects the total amount of annual fees for the applicable roles set forth in the table below. Cash fees are paid to non-employee directors on a quarterly basis in arrears. The following components of non-employee director compensation were approved by the board of directors based on advice received from the company’s compensation consultant. Committee chairs receive two times the fee paid to other committee members.

Component	Fee Per Year
Non-employee director annual retainer	$45,000
Lead independent director	$20,000
Audit committee member (chair paid 2x)	$10,000
Compensation committee member (chair paid 2x)	$7,500
Governance and sustainability committee member (chair paid 2x)	$5,000
(2)    Reflects awards of 15,021 restricted stock units (“RSUs”) for the 2023-2024 board term, which were granted to each non-employee director on June 8, 2023, the date of the 2023 annual stockholders’ meeting. Under Navitas’ non-employee director compensation program, non-employee directors receive annual RSU grants with an aggregate fair market value on the grant date of $140,000. Awards are granted under and subject to the Equity Plan and customary award agreements under the Equity Plan. Unless modified or rescinded by the board of directors before the grant date, RSU awards are granted automatically to reelected and continuing non-employee directors on the date of the annual stockholders’ meeting. Awards vest in full immediately prior to the director election at the subsequent annual stockholders’ meeting, subject to the director’s continued service on the board at that time and provided the subsequent meeting is held within 30 days of the anniversary of the previous year’s meeting (otherwise the awards vest one year following the grant date, subject to the director’s continued service at that time). Vesting results in the delivery of one share of common stock on or promptly following the vesting date, subject to the terms and conditions of the Equity Plan and applicable company policies. The board of directors retains the discretion to rescind or limit non-employee director RSU awards prior to the grant date, or to modify the non-employee director compensation program.

Equity Compensation Plan Information

The following table sets forth information concerning compensation plans under which equity securities were authorized for issuance as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price per share of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	25,279,553(1)	$10.90(2)	3,013,776(3)
Equity compensation plans not approved by security holders	—	—	—
Total	25,279,553		3,013,776
(1)    Consists of 12,407,497 shares underlying options and 12,872,056 shares underlying restricted stock units (“RSUs”).
(2)    Reflects the weighted-average exercise price of outstanding options only. RSUs are not assigned an exercise price.
(3)    The Navitas Semiconductor Corporation 2021 Equity Incentive Plan provides for an annual increase in the maximum number of shares available for issuance under the plan, effective as of the first day of each fiscal year, in an amount equal to the lesser of (i) 4% of the number of shares of common stock outstanding as of the conclusion of the immediately preceding fiscal year or (ii) such amount, if any, as the board of directors may determine. Pursuant to this provision, 7,165,816 shares (not reflected in the table above) were added to the number of shares available for issuance under the plan effective as of January 1, 2024.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are conducting a stockholder advisory vote on executive compensation as disclosed in the summary compensation table and related disclosures of this proxy statement. While this advisory vote, commonly referred to as a “Say-on-Pay,” is non-binding, our board of directors and the compensation committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

In accordance with Section 14A of the Securities Exchange Act of 1934, as added by the Dodd-Frank Act, we are asking stockholders to approve the following advisory resolution at the 2024 annual stockholders’ meeting:

RESOLVED, that the stockholders of Navitas Semiconductor Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the summary compensation table and the related narrative discussion in the proxy statement for the Company’s 2024 Annual Stockholders’ Meeting.

The board of directors unanimously recommends voting “for” the approval of the advisory resolution on executive compensation.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation discussed in Proposal 2, the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 require that, at least once every six years, we present our stockholders with the opportunity to vote, on an advisory basis, on the frequency with which we should conduct future advisory votes on executive compensation (commonly referred to as “Say-When-On-Pay”). By voting on this proposal, you have an opportunity to vote on whether you would prefer that we conduct future Say-on-Pay votes every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

The board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The board believes that an annual vote is therefore consistent with the company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The company recognizes that the stockholders may have different views on this issue, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on us or the board in any way. However, the board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

You may cast a vote on your preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below.

RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be once every year, once every two years or once every three years.

The board of directors unanimously recommends that you vote for the option of once every year as the preferred frequency for the advisory vote on executive compensation.

BENEFICIAL OWNERSHIP BY DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS
The following table sets forth, as of March 31, 2024 (the “Table Date”), certain information regarding the beneficial ownership of our common stock by (i) each current director, including those nominated for reelection; (ii) each “named executive officer” set forth in the summary compensation table; (iii) all directors (including director nominees) and executive officers (including those not named in the summary compensation table) as a group; and (iv) each person known to us to own or control more than five percent of our outstanding common stock.
Beneficial ownership is determined according to SEC regulations, which generally provide that a person “beneficially owns” a security if the person has or shares voting or investment power over the security. A person also “beneficially owns” securities underlying options, restricted stock units (“RSUs”) or other derivative instruments held by the person if and to the extent such instruments are exercisable or convertible into the security within 60 days.
Unless otherwise noted, we believe all persons in the table below have sole voting and investment power of all shares beneficially owned by them. Unless otherwise noted, the address of each person shown, as of the Table Date, is c/o Navitas Semiconductor Corporation, 3520 Challenger Street, Torrance, CA 90503-1640.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (1)
Directors, director nominees and named executive officers
Gene Sheridan(2)	4,937,007	2.7%
Dan Kinzer	4,173,553	2.3%
Ranbir Singh(3)	24,912,518	13.6%
Richard J. Hendrix(4)	3,328,417	1.8%
Brian Long(5)	9,898,668	5.4%
David Moxam	946,396	*
Dipender Saluja(6)	9,474,928	5.2%
Gary K. Wunderlich, Jr.(7)	3,378,644	1.8%

All directors (including director nominees) and executive officers as a group (9 persons)	58,103,131	31.8%

Five Percent Holders:
SiCPower, LLC and Ranbir Singh(3)	24,912,518	13.6%
Atlantic Bridge III LP(8)	9,866,500	5.4%
Capricorn-Libra Investment Group, LP(9)	9,442,760	5.2%

* Less than 1%
(1)    Ownership percentages are based on 182,946,203 shares of common stock outstanding on the Table Date. None of the listed persons holds options, RSUs or other derivative instruments which are exercisable or convertible into common stock within 60 days of the Table Date.
(2)    Shares reported consist of (i) 2,149,631 shares held directly by Mr. Sheridan; (ii) 1,226,044 shares held by The Eugene and Melissa Sheridan Trust, as to which Mr. Sheridan shares voting and investment power; (iii) 800,000 shares held by The Lolas Trust, which may be deemed to be beneficially owned by Mr. Sheridan but as to which Mr. Sheridan disclaims beneficial ownership; and (iv) 761,332 shares held by The GaNFast Trust. Of the reported shares, 800,000 shares held by The Eugene and Melissa Sheridan Trust and 600,000 shares held by The GaNFast Trust have been pledged as security for the repayment by Mr. Sheridan of a line of credit which, as of the Table Date, had an outstanding principal balance of $2,000,000.
(3)    Shares reported consist of (i) 29,357 shares held by Ranbir Singh directly and (ii) 24,883,161 shares held by SiCPower, LLC, of which the sole member is an irrevocable trust for which Dr. Singh acted as grantor, and for which the sole manager is Dr. Singh, who has sole voting and investment power over the shares. The address of SiCPower, LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808-1674.
(4)    Shares reported consist of (i) 2,947,000 shares held by Live Oak Sponsor Partners II, LLC (“Live Oak Sponsor”); (ii) 82,324 shares held directly or in retirement accounts; and (iii) 299,093 shares held by RJH Management Co. LLC. Mr. Hendrix is a managing member of Live Oak Sponsor and may be deemed to have shared beneficial ownership of the shares held by Live Oak Sponsor.

(5)    Shares reported consist of (i) 32,168 shares held directly and (ii) the shares beneficially owned by Atlantic Bridge III LP and affiliates as described in Note 8.
(6)    Shares reported consist of (i) 32,168 shares held directly and (ii) the shares beneficially owned by Capricorn-Libra Investment Group, LP and affiliates as described in Note 9.
(7)    Shares reported consist of (i) 2,947,000 shares held by Live Oak Sponsor; and (ii) 431,644 shares held directly or in trust or retirement accounts. Mr. Wunderlich is a managing member of Live Oak Sponsor and may be deemed to have shared beneficial ownership of the shares held by Live Oak Sponsor.
(8)    Shares reported consist of (i) 8,866,500 shares held by Atlantic Bridge III LP (“AB III”) and (ii) 1,000,000 shares held by China Ireland Growth Technology Fund II, L.P. (“CIGTF II”), an affiliate of AB III. The general partner of AB III is Atlantic Bridge III GP Limited (“AB III GP”). The general partner of CIGTF II is China Ireland Growth Technology Fund II GP, L.P. (“CIGTF II GP”), whose general partner is China Ireland Growth Technology Fund II GP Limited (“CIGTF GP Limited”). Atlantic Bridge Services Limited (“ABSL”) is a 50% shareholder in CIGTF GP Limited. Each of ABSL, AB III GP and CIGTF II GP Limited have common directors, some of whom are also shareholders in ABSL. Brian Long, a director of Navitas, is a shareholder in ABSL and is a director of each of AB III GP and CIGTF II GP Limited. The address of AB III, CIGTF II and AB III GP is 22 Fitzwilliam Square, Dublin 2, Ireland, and the address of CIGTF II GP, ABSL and CIGTF GP Limited is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.
(9)    Shares reported consist of (i) 6,205,599 shares held by Capricorn-Libra Investment Group, LP (“CLIG”); and (ii) 3,237,161 shares held by Technology Impact Fund, LP (“TIF”). Capricorn-Libra Partners, LLC (“CLP”) is the general partner of CLIG. Dipender Saluja, a director of Navitas, is the sole managing member of CLP and may be deemed to have beneficial ownership of the shares held by CLP. TIF Partners, LLC (“TIFP”) is the general partner of TIF. TIFP is owned by Dipender Saluja (50%) and Ion Yadigaroglu (50%), who may be deemed to share beneficial ownership of the shares held by TIF. The business address of CLIG, TIF, CLP and TIFP is 250 University Avenue, Palo Alto, CA 94301.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under the SEC’s disclosure rules, a “related person” is a director, executive officer, nominee for director, or holder of more than five percent of our outstanding common stock since the beginning of the last fiscal year, and their immediate family members. A “related person transaction” is a transaction or series of transactions in which the company is a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
The following is a description of each transaction since January 1, 2022, and each currently proposed transaction, in which:
•we have been or are to be a participant;
•the amount involved exceeds or will exceed $120,000; and
•any of our directors, executive officers or beneficial holders of more than five percent of our common stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Business Combination Earnout Shares
Under the Business Combination Agreement, dated as of May 6, 2021, among our company (then named Live Oak Acquisition Corp. II), Legacy Navitas and the other parties thereto, the former stockholders of Legacy Navitas and certain employees of the company have the contingent right to receive an aggregate of up to 10,000,000 shares of Navitas common stock (“Earnout Shares”) from the company if our stock price achieves certain price targets specified in the agreement. Eligible recipients of Earnout Shares include:
•holders of Legacy Navitas shares immediately before the closing of the Business Combination on October 19, 2021, including certain of our directors and their affiliates as set forth in the table below, and their successors in interest (whether or not any such persons remain directors or affiliates, or hold other Navitas shares, at the time the issuance of Earnout Shares is triggered); and
•employees of the company who held Legacy Navitas stock options or other equity awards immediately before the closing of the Business Combination on October 19, 2021 who remain employees at the time the issuance of Earnout Shares is triggered.
Specifically, if the volume-weighted average closing sale price of our common stock over any 20 trading days within a 30 consecutive trading day period occurring between March 19, 2022 and October 19, 2026 (such average price over such period, the “target price”) equals or exceeds $12.50 per share, then one-third of the Earnout Shares would be issued on a pro rata basis to eligible recipients at that time. If our common stock achieves a target price of $17.00 per share, an additional one-third of the Earnout Shares would be issued, and if our common stock achieves a target price of $20.00 per share, the final one-third of the Earnout Shares would be issued, in each case on a pro rata basis to eligible recipients at such time. If none of the target prices are achieved on or before October 19, 2026, then none of the Earnout Shares will be issued and any rights to Earnout Shares will be forfeited. As of the date of this proxy statement, none of the Earnout Shares have been issued. The number of Earnout Shares and all of the target prices are subject to equitable adjustment in case of stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions.
The following table sets forth the directors and officers of the company and their affiliates who are eligible to receive the respective number of Earnout Shares indicated.

Affiliated stockholders eligible to receive Earnout Shares*	Maximum number of Earnout Shares subject to issuance
Atlantic Bridge III L.P.(1)	932,028
Capricorn-Libra Investment Group, LP(2)	667,199
Technology Impact Fund, LP(2)	343,708
Eugene and Melissa Sheridan Trust(3)	820,608
Daniel Kinzer	511,347
David Moxam	20,956
Total	3,295,846

(1) Affiliated with director Brian Long
(2) Affiliated with director Dipender Saluja
(3) Affiliated with director and CEO Gene Sheridan
* For additional information about the beneficial ownership of Navitas common stock by the stockholders named above, and their affiliations with noted directors where applicable, see “Beneficial Ownership by Directors, Officers and Principal Stockholders,” above.

If, before October 19, 2026, there is a change in control of Navitas (as defined in the Business Combination Agreement) in which Navitas or its stockholders have the right to receive consideration implying a value per share of Navitas common stock equal to or greater than one or more of the target prices specified above, then the corresponding number of Earnout Shares would be issued to eligible recipients immediately before the closing of the change in control, and any rights to other Earnout Shares would be forfeited.
The foregoing description of the earnout terms of the Business Combination Agreement is qualified in its entirety by reference to the complete text of Section 4.03 and other applicable provisions of the Business Combination Agreement, which is filed as Exhibit 2.1 to our 2023 Annual Report.
Sponsor Earnout Shares
Navitas is party to a letter agreement with Live Oak Sponsor Partners II, LLC (“Live Oak Sponsor”), as amended on May 6, 2021. Live Oak Sponsor sponsored the formation of our company in 2020 as a special-purpose acquisition company named Live Oak Acquisition Corp. II (“Live Oak”), at which time it was unaffiliated with Navitas. Live Oak subsequently completed a business combination with Legacy Navitas and changed the name of the company to our current name, Navitas Semiconductor Corporation. Each of Richard J. Hendrix and Gary K. Wunderlich, Jr., who are directors of Navitas, is a managing member of Live Oak Sponsor and has a pecuniary interest in certain of the shares held by Live Oak Sponsor, including but not limited to certain of the Sponsor Earnout Shares discussed below. For information about the shares beneficially owned by Live Oak Sponsor, Mr. Hendrix and Mr. Wunderlich, see “Beneficial Ownership by Directors, Officers and Principal Stockholders” and notes 4 and 7 thereto, above. The letter agreement provides that up to 20% of Navitas common stock held by Live Oak Sponsor at the closing of the Business Combination on October 19, 2021 (1,263,000 shares) (the “Sponsor Earnout Shares”) are subject to vesting and potential forfeiture, and cannot be transferred by Live Oak Sponsor, unless the volume-weighted average closing sale price of our common stock for any 20 trading days within a 30 consecutive trading day period occurring between March 19, 2022 and October 19, 2026 (such average price over such period, the “target price”) equals or exceeds certain targets provided in the letter agreement. The target prices and the method of their calculation are the same as those provided under the Business Combination Agreement with respect to the Earnout Shares issuable to certain Legacy Navitas stockholders and their affiliates, as described above under “Business Combination Earnout Shares” above. Specifically, if our common stock achieves a target price of $12.50 per share, then one-third of the Sponsor Earnout Shares would vest and become transferable. If our common stock achieves a target price of $17.00 per share, an additional one-third of the Sponsor Earnout Shares would vest and become transferable, and if our common stock achieves a target price of $20.00 per share, the final one-third of the Sponsor Earnout Shares would vest and become transferable. Any Sponsor Earnout Shares which do not vest on or before October 19, 2026 will be forfeited and cancelled. As of the date of this proxy statement, none of the Sponsor Earnout Shares have vested.

Under the same letter agreement, the remaining 80% of Navitas common stock held by Live Oak Sponsor at the closing of the Business Combination on October 19, 2021 (5,052,000 shares) were subject to lock-up restrictions over the three-year period following that date. Specifically, one-third of those shares could not be transferred before October 19, 2022 unless the reported closing price of our common stock equaled or exceeded $12.00 per share on 20 trading days within any 30 consecutive trading day period commencing after March 17, 2022. An additional one-third of those shares could not be transferred before October 19, 2023 unless the closing price of our common stock over an equivalent trading day period equaled or exceeded $17.00 per share. The final one-third of those shares cannot be transferred before October 19, 2024 unless the closing price of our common stock over an equivalent trading day period equals or exceeds $20.00 per share. Pursuant to these provisions, 1,684,000 shares held by Live Oak Sponsor were released from the lock-up restrictions on each of October 19, 2022 and October 19, 2023 and 1,684,000 shares (not including any Sponsor Earnout Shares) cannot be transferred before October 19, 2024 unless the $20.00 price target described above is achieved.

All of the price targets applicable to shares held by Live Oak Sponsor, including the Sponsor Earnout Shares, are subject to equitable adjustment in case of stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions.

The foregoing description of the letter agreement with Live Oak Sponsor, as amended on May 6, 2021, is qualified in its entirety by reference to the complete text of the agreement, which is filed as Exhibit 10.13 to our 2023 Annual Report.

Lock-Up Agreements in Connection with Business Combination

On May 6, 2021, Legacy Navitas, Live Oak and certain key Legacy Navitas shareholders entered into Lock-Up Agreements, whereby each of the key Legacy Navitas shareholders agreed not to sell or offer to sell Navitas securities beneficially owned by them following the closing of the Business Combination for certain periods of time. Among others, Gene Sheridan, Daniel Kinzer, Todd Glickman, The Eugene and Melissa Sheridan Trust, Atlantic Bridge III LP, MalibuIQ LLC, Technology Impact Fund, LP and Capricorn-Libra Investment Group entered into Lock-Up Agreements. Gene Sheridan and Daniel Kinzer were members of the Legacy Navitas board and are current Class I members of our board of directors. Mr. Glickman is Senior Vice President, Finance and at the time was Interim Chief Financial Officer and Treasurer. The Eugene and Melissa Sheridan Trust, Atlantic Bridge III LP, Technology Impact Fund, LP, and Capricorn-Libra Investment Group, are current stockholders and MalibuIQ LLC is a former stockholder, and each of them is affiliated with members of our board of directors and executive officers as described in “Beneficial Ownership by Directors, Officers and Principal Stockholders”, above. Transfer restrictions under all of the Lock-Up Agreements, except those with Mr. Sheridan (and his affiliates) and Mr. Kinzer, ended on October 19, 2022, the one-year anniversary of the closing of the Business Combination. The Lock-Up Agreements with Mr. Sheridan (and his affiliates) and Mr. Kinzer provide that the shares of common stock held by them at the closing of the Business Combination would be released from lock-up restrictions in equal installments on the first three anniversaries of that closing. Pursuant to these provisions, 1,025,348 of the shares of Navitas common stock held by Mr. Sheridan and his affiliates, and 1,106,678 of the shares held by Mr. Kinzer, were released from the lock-up restrictions on each of October 19, 2022 and October 19, 2023, and an equal number of shares will be released from the lock-up restrictions on October 19, 2024, subject to earlier release if the reported closing price of our common stock equals or exceeds $20.00 per share on any 20 trading days within 30 consecutive trading days before then.

The foregoing description of the Lock-Up Agreements is qualified in its entirety by reference to the complete text of the agreements, which are filed as Exhibits 10.9 and 10.11 to our 2023 Annual Report.

Indemnification Agreements

Our current certificate of incorporation and bylaws, each of which became effective upon consummation of the Business Combination, contain provisions limiting the liability of executive officers and directors, and our bylaws provide that Navitas will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law.

In connection with the Business Combination, we entered into new indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that we will indemnify those persons against any and all expenses incurred by them because of their status as a director, executive officer or employee to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Navitas will advance all expenses incurred by those directors, executive officers and employees in connection with a legal proceeding involving their status as a director, executive officer or key employee.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

In addition, Legacy Navitas agreed to indemnify Gene Sheridan, Dan Kinzer and Todd Glickman from any losses that may arise in connection with the rescission of certain awards discussed under “Executive Compensation – Legacy Stock Grants and Option Awards.”

The foregoing description of the Indemnification Agreements is qualified in its entirety by reference to the complete text of the agreement, which is filed as Exhibit 10.8 to our 2023 Annual Report.

Purchase of Shares from Executive Officer

On March 11, 2022, we purchased 66,829 shares of our common stock from Todd Glickman, Senior Vice President, Finance, who at the time was Interim Chief Financial Officer and Treasurer, for $8.23 per share or an aggregate purchase price of $550,003. The transaction was undertaken solely for the purpose of satisfying certain tax obligations of Mr. Glickman, including tax obligations arising in connection with his exercise of options to purchase shares of Legacy Navitas prior to the Business Combination, as contemplated by the Lock-Up Agreement with Mr. Glickman described above under “Lock-Up Agreements in Connection with Business Combination.” The sale was executed pursuant to an agreement entered into on March 4, 2022 between Navitas and Mr. Glickman, which provided that (a) the sale was subject to the approval of our board of directors, (b) the execution date of the sale would be the fifth trading day after the transaction was duly authorized by the board of directors and (c) the purchase price would be equal to the closing price of our common stock on the Nasdaq Stock Market on the trading day immediately preceding the closing date of the agreement. Our board of directors authorized the transaction on March 6, 2022, hence the closing date was March 11, 2022, and the purchase price was equal to the closing price of our common stock on March 10, 2022. Following the sale Mr. Glickman held a total of 763,067 shares of our common stock. To the extent the foregoing description refers to the purchase and sale agreement between the company and Mr. Glickman, it is qualified by reference to the full text of the agreement, which is filed as Exhibit 10.19 to our 2023 Annual Report.

Acquisition of GeneSiC Semiconductor Inc. and Related Agreements

Merger Agreement

On August 15, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GeneSiC Semiconductor Inc., a Delaware corporation (“GeneSiC”), and the stockholders of GeneSiC, including Ranbir Singh, who became an executive officer of Navitas and a greater than 5% stockholder at the closing of the transaction, and The Ranbir Singh Irrevocable Trust dated February 4, 2022 (the “Singh Trust”). For biographical information about Dr. Singh, see “Executive Officers,” above. Pursuant to the Merger Agreement and immediately after its execution and delivery, GeneSiC merged with and into a wholly owned subsidiary of Navitas Semiconductor Corporation, which subsidiary survived the merger and continues to operate the GeneSiC business.

Total consideration for all of the equity interests of GeneSiC, acquired by Navitas from Dr. Singh and the Singh Trust pursuant to the Merger Agreement, consisted of approximately $100,000,000 in cash (subject to customary purchase price adjustments) and a total of 24,883,161 shares of Navitas common stock issued to Dr. Singh and the Singh Trust at closing. Those shares were subsequently transferred by Dr. Singh and the Singh Trust in private transactions to SiCPower, LLC, whose sole member is the Singh Trust and whose sole manager is Dr. Singh, with sole investment and voting power over the shares. As of March 31, 2024, SiCPower, LLC was our largest stockholder and, together with Dr. Singh owned approximately 13.6% of our outstanding common stock. For additional information about the shares of Navitas common stock beneficially owned by Dr. Singh, see “Beneficial Ownership by Directors, Officers and Principal Stockholders,” above. The Merger Agreement also included possible earn-out payments of up to $25,000,000 in cash (of which approximately $18,260,000 was payable to Dr. Singh and $3,740,000 was payable to the Singh Trust), conditioned on the achievement of substantial revenue targets for the GeneSiC business over the four fiscal quarters ended September 30, 2023. Those targets were not achieved and, as a result, no earn-out payments were paid pursuant to the Merger Agreement.

All of the shares of Navitas common stock issued to Dr. Singh and the Singh Trust under the Merger Agreement were subject to restrictions on transfer for six months after the closing date of the GeneSiC acquisition, or until February 15, 2023. In addition, 50% of the shares issued to Dr. Singh and the Singh Trust in the Merger were subject to further restrictions on transfer until October 19, 2023, which latter restrictions were subject to earlier release if the closing price of Navitas common stock equaled or exceeded $20 per share on any 20 trading days (whether or not consecutive) in any period of 30 consecutive trading days. The shares beneficially owned by Dr. Singh are also subject to daily trading volume limits under the Registration Rights Agreement described below. They are also subject to trading, reporting and other restrictions and requirements of Navitas’ Insider Trading Policy for as long as Dr. Singh remains an employee of the company. For information about Dr. Singh’s employment with Navitas, see “Executive Compensation—Employment Arrangements with Executive Officers—Ranbir Singh,” above.

The Merger Agreement contains customary representations and warranties by Navitas, and by Dr. Singh and the Singh Trust in their capacities as sellers of GeneSiC. Dr. Singh also agreed not to compete with the GeneSiC business or to solicit or hire any GeneSiC employees (subject to customary exceptions), or to solicit any of the GeneSiC business’ customers or suppliers, in each case for a period of five years after the closing date of the Merger (or until August 15, 2027).

Pursuant to the Merger Agreement, Navitas purchased a buyer-side representations and warranties insurance policy as additional recourse for certain losses arising out of a breach of the representations and warranties of Dr. Singh and the Singh Trust contained in the Merger Agreement. The policy is subject to certain policy limits, exclusions, deductibles and other terms and conditions. Under the Merger Agreement, Dr. Singh and the Singh Trust are obligated to indemnify Navitas for breaches of their representations and warranties contained in the Merger Agreement. In the case of breaches of non-fundamental representations and warranties, this obligation is generally limited to one-half of the retention (or deductible) amount under the representations and warranties insurance policy. For breaches of fundamental representations and warranties, Dr. Singh and the Singh Trust’s obligation to indemnify is limited to the full amount of such retention amount. In the absence of fraud, Dr. Singh and the Singh Trust will not be liable for damages resulting from breaches of their representations and warranties in excess of the limit of coverage under the representations and warranties insurance policy.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.2 to our 2023 Annual Report. In addition, the above description of the Merger Agreement, and the Merger Agreement itself when included in our SEC filings, are intended to provide investors with information about the terms of the Merger Agreement. They are not provided for the purpose or with the intent of providing any other factual information about GeneSiC, Dr. Singh, the Singh Trust or Navitas. The Merger Agreement contains representations, warranties, covenants and agreements of Navitas on the one hand, and of Dr. Singh and the Singh Trust on the other hand, which were made solely for the benefit of the other contracting parties. Those representations, warranties, covenants and agreements were made only for purposes of the Merger Agreement as of the date thereof, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including for the purposes of allocating contractual risk between those parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Registration Rights Agreement

The issuance of shares in the GeneSiC acquisition to Dr. Singh and the Singh Trust was not registered under the Securities Act of 1933 (“Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations thereunder. In connection with the consummation of the Merger Agreement, on August 15, 2022, Navitas entered into a registration rights agreement (the “Registration Rights Agreement”) with Dr. Singh and the Singh Trust, pursuant to which Dr. Singh and the Singh Trust have certain registration rights that require Navitas to file registration statements with the SEC to register resales by Dr. Singh and the Singh Trust of shares issued to them in the Merger. Under the Registration Rights Agreement, Navitas agreed, among other things, to pay all fees and expenses incident to its performance of or compliance with the Registration Rights Agreement, and to indemnify the selling holders under such registration statements from certain liabilities relating thereto. Dr. Singh and the Singh Trust subsequently transferred their Navitas shares to SiCPower, LLC in private transactions as noted above. On December 18, 2023, Navitas registered the resale of the shares held by SiCPower, LLC as part of a shelf registration statement on Form S-3, which was subsequently declared effective by the SEC.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.21 of our 2023 Annual Report.

Employment of Ranbir Singh

Upon the closing of the GeneSiC acquisition, we appointed Dr. Singh Executive Vice President, GeneSiC Business, reporting to President and CEO Gene Sheridan. In connection his employment by Navitas, Dr. Singh and Navitas entered into an employment agreement dated August 15, 2022. See “Executive Compensation—Employment Arrangements with Executive Officers—Ranbir Singh,” above, for a description of Dr. Singh’s employment agreement.

Related Person Transaction Policy

We have a written policy on related party transactions which applies to all directors, officers and employees. The policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) Navitas was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has or will have a direct or indirect material interest. The policy defines “related party” to include not only parties set forth under the definitions contained in SEC rules (as described in the first paragraph of this section, above) but also to include additional parties such as controlled affiliates of the company. All related party transactions must be reviewed by our general counsel for potential conflict of interest situations and related matters on an ongoing basis. When review and oversight by the audit committee is required under the policy, the committee must be provided with the details of the transaction, including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the company and to the other party. The policy seeks to ensure that all related party transactions are conducted at arm’s-length, on terms that are fair to the company and in the best interests of Navitas and its stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm for the year ended December 31, 2023 was Moss Adams LLP (“Moss Adams”). Our independent registered public accounting firm for the year ended December 31, 2022 was Deloitte & Touche LLP (“Deloitte”). The effective date of the change from Deloitte to Moss Adams was July 19, 2023. Aggregate fees for professional services rendered to Navitas Semiconductor Corporation by Moss Adams for 2023, and by Deloitte for 2023 and 2022, were as follows:

	2023			2022
	Moss Adams	Deloitte	Total	Deloitte
Audit Fees	$840,000	$196,000	$1,036,000	$1,609,000
Audit Related Fees	100,000	—	100,000	10,000
Tax Fees	—	261,000	261,000	267,000
All Other Fees	8,000	242,000	250,000	—
Total	$948,000	$699,000	$1,647,000	$1,886,000

Audit Fees. Moss Adams and Deloitte were engaged as our independent registered public accounting firm to audit our financial statements for the years ended December 31, 2023 and 2022, respectively, and to perform services in connection with our registration statements during the respective periods of their engagements.

Audit Related Fees. Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements but are not reported in the prior paragraph.

Tax Fees. Consist of fees for tax compliance, tax advice, and tax planning.

Auditor Independence. The audit committee of our board of directors has considered the non-audit services provided by Moss Adams and Deloitte during the periods of their respective engagements and determined that the provision of such services had no effect on their independence from Navitas during such periods.

Change of Auditor

Following an assessment and review of several accounting firms undertaken by the company, the audit committee of the board of directors approved the appointment of Moss Adams as the Company’s independent registered public accounting firm. As a result of the same process, the audit committee approved the dismissal of Deloitte as the company’s independent registered public accounting firm. Pursuant to the committee’s approval and direction, on July 19, 2023, the company dismissed Deloitte as its independent registered public accounting firm.

Deloitte’s report on the company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the company’s fiscal years ended December 31, 2022 and 2021, and subsequent interim periods through July 19, 2023, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in connection with its report. There were no reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K that occurred within the years ended December 31, 2022 and 2021, and subsequent interim periods through July 19, 2023, except for the material weaknesses in the company’s internal control over financial reporting, as previously reported in Part II, Item 9A, “Controls and Procedures,” in the company’s annual reports on Form 10‑K for the years ended December 31, 2022 and 2021, filed with the SEC on April 3, 2023 and March 31, 2022, respectively, and in Part I, Item 4, “Controls and Procedures,” in the company’s quarterly report on Form 10‑Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023, in each case related to (i) the lack of a sufficient number of trained professionals with technical accounting expertise to identify, evaluate, value and account for complex and non-routine transactions, including revenue and stock-based compensation, and (ii)insufficient accounting resources to maintain appropriate segregation of duties, including to ensure journal entries are reviewed by personnel independent of the preparer. The audit committee discussed those material weaknesses in the company’s internal control over financial reporting with Deloitte, and authorized Deloitte to respond fully to the inquiries of Moss Adams concerning such material weaknesses.

Audit Committee Pre-Approval Policy and Procedures

The audit committee must review and pre-approve all audit and non-audit services provided by the independent registered public accounting firm, and has adopted a Pre-Approval Policy. In conducting reviews of audit and non-audit services, the audit committee will determine whether the provision of such services would impair the auditor’s independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the audit committee specifically provides for a different period.

Requests or applications to provide services that require pre-approval by the audit committee must be accompanied by a statement of the independent auditors as to whether, in the auditor’s view, the request or application is consistent with the SEC’s and the Public Company Accounting Oversight Board’s rules on auditor independence. Each pre-approval request or application must also be accompanied by documentation regarding the specific services to be provided.

The audit committee has not waived the pre-approval requirement for any services rendered by Moss Adams or Deloitte to the company. All of the services provided by Moss Adams or Deloitte to Navitas described above were pre-approved by the audit committee.

Report of the Audit Committee

In accordance with the audit committee charter, the audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles and the effectiveness of internal controls over financial reporting. The audit committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the company’s audited consolidated financial statements contained in the company’s annual report on Form 10-K for the year ended December 31, 2023.

The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board standards, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence. The audit committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the company is compatible with the auditors’ independence, and concluded that the auditors are independent. Based on the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard J. Hendrix, Chair
Brian Long
David Moxam

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Moss Adams LLP (“Moss Adams”) audited Navitas’ financial statements for the year ended December 31, 2023. For information about fees paid to Moss Adams for professional services rendered to Navitas for that year, see “Independent Registered Public Accounting Firm,” above. The board of directors, upon recommendation of the audit committee, desires to continue the services of Moss Adams for the current year ending December 31, 2024. Accordingly, the board recommends that stockholders ratify the appointment of Moss Adams to serve as Navitas’ independent registered public accounting firm for the year ending December 31, 2024. Representatives of Moss Adams are expected to be available at the meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions. Although ratification by stockholders is not required by our bylaws, the charter of the audit committee or applicable law, and is not a binding proposal, the audit committee believes that requesting ratification by stockholders of the committee’s selection of Moss Adams as our independent registered public accounting firm is a matter of good corporate practice.

Required Vote and Recommendation of the Board for Proposal 4

Under our bylaws, the affirmative vote of a majority of the votes cast on the proposal is required to approve Proposal 4. Abstentions will not be counted for or against the proposal and, as a result, will have no effect on the proposal. Broker non-votes are not expected to occur on Proposal 4.

The board of directors unanimously recommends that stockholders vote “For” ratification of the appointment of Moss Adams LLP as the company’s independent registered public accounting firm for the year ending December 31, 2024.

OTHER INFORMATION
Background on Our Status as a Public Company
Navitas Semiconductor Corporation is a Delaware holding company that conducts operations through its wholly owned subsidiaries, including Navitas Semiconductor Limited and GeneSiC Semiconductor LLC. For historical and accounting purposes, our predecessor was the legacy Navitas Semiconductor business, founded in 2014, which we sometimes refer to as “Legacy Navitas.” As an SEC registrant, we were formerly a special-purpose acquisition company named Live Oak Acquisition Corp. II (“Live Oak”), formed in 2020 for the purpose of acquiring a business, at which time it was unaffiliated with Navitas. On October 19, 2021, we completed a business combination in which, among other transactions, Live Oak acquired Navitas Semiconductor Limited and its subsidiaries, changed its name to Navitas Semiconductor Corporation, and began trading on Nasdaq under the trading symbol “NVTS.” We refer to those transactions collectively as the “Business Combination.” We acquired GeneSiC Semiconductor Inc. in August 2022. For more information about the Business Combination, the GeneSiC acquisition and other transactions, see Note 1 to our consolidated financial statements in Part II, Item 8 of our 2023 Annual Report.
References in this proxy statement to “Navitas,” “we,” “our,” “us” and the “company” refer to Legacy Navitas and its predecessors and consolidated subsidiaries before the Business Combination and/or to Navitas Semiconductor Corporation and its consolidated subsidiaries after the Business Combination, as the context suggests.
Transition from Emerging Growth Company and Smaller Reporting Company to Large Accelerated Filer
As an SEC reporting company, until December 31, 2023 we qualified as an “emerging growth company” and “smaller reporting company” as those terms are defined by SEC regulations. As a result, we have been eligible to provide reduced levels of disclosure, sometimes referred to as “scaled disclosure,” in our periodic reports and other SEC filings. For example, scaled disclosure of executive compensation is generally required to cover three, rather than five, executive officers and we have not been required to include a compensation discussion and analysis section in our annual proxy statement. As a result of the value of our market capitalization held by non-affiliated stockholders on June 30, 2023, we became a “large accelerated filer,” and ceased to qualify as an emerging growth company or smaller reporting company, in each case as of December 31, 2023. As a large accelerated filer, our periodic SEC filings are subject to shorter deadlines and, beginning with our quarterly report on Form 10-Q for the quarter ended March 31, 2024, we will not qualify for scaled disclosure. However, in our disclosures relating to the year ended December 31, 2023, including those in our 2023 Annual Report and this proxy statement, we remain eligible for scaled disclosure available to smaller reporting companies. Accordingly, our executive compensation disclosure, pay versus performance analysis, related-party transaction reporting, and other disclosures in this proxy statement comply with the requirements for smaller reporting companies where applicable. As a result of these reduced disclosure obligations regarding executive compensation and other aspects of our company, you may not have access to certain information which you may deem important and which other public companies that are not eligible for scaled disclosure are required to provide.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires Navitas’ directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by the company, and any written representations that no other reports were required, we believe that all officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements during fiscal year 2023, except that one report on Form 4 of the sale of shares by an affiliate of Mr. Saluja, and one report on Form 4 of the sale of shares by an affiliate of Mr. Sheridan, was in each case inadvertently filed less than 24 hours after the applicable deadline.
REQUIREMENTS FOR SUBMISSIONS FOR THE 2025 ANNUAL STOCKHOLDERS’ MEETING
Generally. The paragraphs below set forth certain deadlines for stockholder submissions relating to our annual stockholders’ meeting to be held in 2025, under applicable SEC regulations and our bylaws, with respect to director nominations for election as well as other business to be transacted at the meeting.

Proposals Governed by Rule 14a-8 Under the Exchange Act. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), any proposal that a stockholder intends to be presented at the 2025 annual meeting via the company’s proxy statement and form of proxy must be received by our corporate secretary at our principal executive offices at the address below no later than December 29, 2024, unless the 2025 annual meeting is held more than 30 days before or after the date of the 2024 annual meeting, in which case to be timely such stockholder proposals must be submitted a reasonable time before we begin to print and send proxy materials for the 2025 meeting. Stockholder proposals received after the applicable deadline will be considered untimely under Rule 14a-8.

Stockholder Nominations of Candidates for Director and Other Business. If a stockholder desires to bring before the 2025 annual meeting a director nomination or other matter that is not the subject of a proposal meeting the requirements of Rule 14a-8 for inclusion in the company’s 2025 proxy statement, the stockholder must follow procedures outlined in our bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is providing timely notice in writing of the director nomination or other business the stockholder proposes to bring before the meeting. To be timely for the 2025 annual stockholders’ meeting, such written notice must be received by our corporate secretary at the address below no earlier than the close of business on February 9, 2025, and no later than the close of business on March 10, 2025, and the notice must also comply with the other requirements of our bylaws. However, if our 2025 annual meeting is held more than 30 days before or more than 60 days after the first anniversary of the 2024 annual meeting, then to be timely the written notice must be received before the later of (i) the close of business on the 90th day before the 2025 meeting or (ii) the close of business on the 10th day following the day on which we first publicly announce the date of the 2025 meeting. If such a deadline falls on a Saturday, Sunday or U.S. federal holiday, the deadline is extended to the close of the business on the next business day.

In addition, to comply with “universal proxy rules” promulgated by the SEC, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees for election at the 2025 annual meeting must provide notice to the company at the address below, setting forth the information required by Rule 14a-19 under the Exchange Act, no later than April 9, 2025. However, if the date of the 2025 meeting changes by more than 30 days from the date of the 2024 meeting, then Rule 14a-19 requires the notice be provided by the later of 60 calendar days prior to the date of the 2025 meeting or the 10th calendar day following the day on which we first publicly announce the date of the 2025 meeting.

We reserve the right to decline to include in our proxy materials any stockholder’s proposal that does not comply with the rules of the SEC. Our bylaws are included as Exhibit 3.2 to our 2023 Annual Report. For a paper copy of our bylaws, write to or call the corporate secretary at the address or phone number below.

The address, telephone number and email address of the corporate secretary are:

Corporate Secretary Navitas Semiconductor Corporation 3520 Challenger Street Torrance, CA 90503-1640 Telephone: +1 (844) 654-2642 Email: secretary@navitassemi.com

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

As permitted by applicable SEC rules, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications, or request to receive electronic copies in future, should contact us. Requests for additional copies or requests for householding for this year or future years should be directed to the corporate secretary in writing or by telephone to the address above.

Important Notice Regarding the Internet Availability of Proxy
Materials for the Annual Meeting of Stockholders
The 2024 Proxy Statement and the 2023 Annual Report to
Stockholders are available at: http://www.cstproxy.com/nvts/2024
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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NAVITAS SEMICONDUCTOR CORPORATION
The undersigned appoints Paul D. Delva and Janet Chou, and each of them, as proxies, each with the power to appoint a substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of Class A Common Stock, par value $0.0001 per share, of Navitas Semiconductor Corporation, held of record by the undersigned at the close of business on April 15, 2024, at the Annual Stockholders’ Meeting of Navitas Semiconductor Corporation to be held on June 7, 2024, or at any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE TWO NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR EVERY ONE YEAR ON PROPOSAL 3, FOR PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)
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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet or Telephone – QUICK ««« EASY,
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

NAVITAS SEMICONDUCTOR CORPORATION
Your phone or Internet vote authorizes the named proxies to vote according to your instructions. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 6, 2024.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
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PROXY	Please mark your votes like this	X

PROPOSAL		YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS

1	To elect two Class III directors for terms expiring at the 2027 Annual Stockholders’ Meeting	FOR	WITHHOLD
	1.01 Richard J. Hendrix	☐	☐			FOR
	1.02 Gary K. Wunderlich, Jr.	☐	☐			FOR

		FOR	AGAINST	ABSTAIN
2	Advisory vote on executive compensation	☐	☐	☐		FOR

		ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
3	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐	ONE YEAR

		FOR	AGAINST	ABSTAIN
4	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024	☐	☐	☐		FOR

Signature _______________________________    Signature, if held jointly ____________________________    Date __________, 2024
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.
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